Exhibit 10.11

Manufacturing Services Agreement

Between

Patheon Inc.,

and

Patheon Pharmaceuticals Inc.,

and

TransOral Pharmaceuticals, Inc.

October 6, 2006

Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

Table of Contents

ARTICLE 1 INTERPRETATION		2

1.1	DEFINITIONS	2
1.2	CURRENCY	5
1.3	SECTIONS AND HEADINGS	5
1.4	SINGULAR TERMS	6
1.5	SCHEDULES	6

ARTICLE 2 PATHEON’S MANUFACTURING SERVICES		7

2.1	MANUFACTURING SERVICES	7
2.2	ACTIVE MATERIAL YIELD	10

ARTICLE 3 PATHEON’S SUPPLY OF PRODUCT		12

3.1	SUPPLY OF PRODUCT	12
3.2	PRODUCT	13
3.3	ORDERS AND FORECASTS	13
3.4	MINIMUM ORDERS	14
3.5	SHIPMENTS	14
3.6	SUPPLY FAILURE	15
3.7	COMPONENTS	16
3.8	PATHEON AUDIT RIGHTS	18

ARTICLE 4 CLIENT’S OBLIGATIONS		18

4.1	ACTIVE MATERIALS	18
4.2	INVOICES AND PAYMENT	18

ARTICLE 5 CONVERSION FEES AND COMPONENT COSTS		19

5.1	FIRST YEAR PRICING	19
5.2	PRICE ADJUSTMENTS - SUBSEQUENT YEARS’ PRICING	19
5.3	PRICE ADJUSTMENTS - CURRENT YEAR PRICING	20
5.4	ADJUSTMENTS DUE TO TECHNICAL CHANGES	21

ARTICLE 6 PRODUCT CLAIMS AND RECALLS		22

6.1	PRODUCT CLAIMS	22
6.2	PRODUCT RECALLS AND RETURNS	23
6.3	PATHEON’S RESPONSIBILITY FOR DEFECTIVE AND RECALLED PRODUCTS	23
6.4	DISPOSITION OF DEFECTIVE OR RECALLED PRODUCTS	24
6.5	CUSTOMER QUESTIONS AND COMPLAINTS	24
6.6	SOLE REMEDY	25

ARTICLE 7 CO-OPERATION; REGULATORY FILINGS		25

7.1	QUARTERLY REVIEW	25
7.2	GOVERNMENTAL AGENCIES	26

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7.3	RECORDS AND ACCOUNTING BY PATHEON	26
7.4	INSPECTION	26
7.5	ACCESS	26
7.6	REPORTS	27
7.7	REGULATORY FILINGS	27

ARTICLE 8 TERM AND TERMINATION		28

8.1	INITIAL TERM	28
8.2	TERMINATION FOR CAUSE	29
8.3	TERMINATION BY CLIENT	29
8.4	OBLIGATIONS ON TERMINATION	30

ARTICLE 9 REPRESENTATIONS, WARRANTIES AND COVENANTS		31

9.1	AUTHORITY	31
9.2	CLIENT WARRANTIES	31
9.3	PATHEON WARRANTIES	31
9.4	DEBARRED PERSONS	32
9.5	PERMITS	32
9.6	No WARRANTY	32

ARTICLE 10 REMEDIES ANT INDEMNITIES		33

10.1	CONSEQUENTIAL DAMAGES	33
10.2	LIMITATION OF LIABILITY	33
10.3	PATHEON	33
10.4	CLIENT	34
10.5	REASONABLE ALLOCATION OF RISK	35

ARTICLE 11 CONFIDENTIALITY		35

11.1	CONFIDENTIAL INFORMATION	35
11.2	CONFIDENTIALITY	35
11.3	CONFIDENTIAL TERMS	36

ARTICLE 12 DISPUTE RESOLUTION		37

12.1	COMMERCIAL DISPUTES	37
12.2	TECHNICAL DISPUTE RESOLUTION	37

ARTICLE 13 MISCELLANEOUS		38

13.1	INVENTIONS	38
13.2	INTELLECTUAL PROPERTY	39
13.3	INSURANCE	40
13.4	INDEPENDENT CONTRACTORS	40
13.5	NO WAIVER	40
13.6	ASSIGNMENT	40
13.7	FORCE MAJEURE	41
13.8	ADDITIONAL PRODUCT	41

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13.9	NOTICES	41
13.10	SEVERABILITY	42
13.11	ENTIRE AGREEMENT	42
13.12	OTHER TERMS	43
13.13	NO THIRD PARTY BENEFIT OR RIGHT	43
13.14	EXECUTION IN COUNTERPARTS	43
13.15	GOVERNING LAW	43

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TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (the “Agreement”) made as of the 6th day of October, 2006 (the “Effective Date”)

BETWEEN:

PATHEON INC., a corporation existing under the laws of Canada;

                                    - and -

PATHEON PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware,

(Patheon Inc. and Patheon Pharmaceuticals Inc. hereinafter shall be collectively referred to as “Patheon”),

                                    - and -

TRANSORAL PHARMACEUTICALS, INC.,

a corporation existing under the laws of the State of Delaware,

(hereinafter referred to as the “Client”).

(Patheon and Client may be referred to individually by name or as a “Party” or collectively as the “Parties”)

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound the Parties agree as follows:

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

ARTICLE 1

INTERPRETATION

1.1	Definitions.

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Materials” means the materials listed on Schedule D hereto and purchased by Patheon on behalf of the Client from Clients designee;

“Active Materials Credit Value” means the value to be attributed to the Active Materials for certain purposes of this Agreement, as set forth on Schedule D;

“Affiliate” means, with respect to a Party to this Agreement:

(a)	a business entity which controls such Party; or

(b)	a business entity which is controlled by such Party; or

(c)	a business entity which is under common control with such Party;

For the purposes of this definition, “control” means, with respect to an entity, the possession, directly or indirectly, of at least a majority of the share capital or voting rights of such entity or of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Annual Report” means the annual report as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2);

“Annual Product Review Report” means the annual product review report as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e);

“Annual Volume” means the volume of Product to be manufactured in any Year of this Agreement as set forth in Schedule B hereto and subject to Section 5.3(b) below;

“Applicable Laws” means all laws, ordinances, rules and regulations of any governmental or regulatory authority that apply to the Manufacturing Services, the Products or this Agreement, including without limitation (i) all applicable federal, state and local laws and regulations; (ii) the U.S. Federal Food, Drug, and Cosmetic Act (“FDCA”), (iii) regulations and guidelines of the FDA and other Regulatory Authorities, and ICH guidelines and (iv) cGMPs, and if applicable, current Good Laboratory Practices promulgated by the FDA and other Regulatory Authorities.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal;

“Business Day” means a day other than a Saturday, Sunday or a day that is a federal holiday in the United States;

“cGMPs” means current good manufacturing practices as described in: (i) Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations together with the latest FDA guidance documents pertaining to manufacturing and quality control practice and (ii) European Community Directive 2003/94/EC (Principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use); in each case as interpreted by the ICH Harmonized Tripartite Guideline, any U.S., European, or other applicable laws, regulations or respective guidance documents subsequently established by a governmental or regulatory authority, and any arrangements, additions or clarifications agreed from time to time between the Parties.

“Commencement Date” means the first day upon which the Manufacturing Services shall commence, which shall be on or about [***];

“Components” means, collectively, all packaging components, raw materials and ingredients (including labelling for the Products), required to be used in order to produce the Products in accordance with the Specifications, other than the Active Materials;

“Confidentiality Agreement” means the Confidentiality Agreement between Patheon, Inc., and the Client dated August 17,2004.

“Deficiency Notice” shall have the meaning ascribed thereto in Section 6.1 (a);

“FDA” means the United States government department known as the Food and Drug Administration, or any successor organization thereto with respect to the regulation and authorization of medicinal products in the United States of America, and each of its territories, districts and possessions and the commonwealth of Puerto Rico;

“Firm Orders” has the meaning specified in Section 3.3(b);

“Intellectual Property” means any or all of the following and all rights anywhere in the world in, to and arising out of: patents, patent applications, trademarks, trademark applications, trade names, trade secrets, Inventions, copyright and industrial designs;

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

“Invention” means any formula, idea, information, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique, technology, material or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means all inventories of Components and work-in-process produced or held by Patheon in connection with the manufacture of the Products and in accordance with this Agreement but, for greater certainty, does not include the Active Materials;

“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging and related services, to be performed by Patheon as contemplated in this Agreement and described in the Specifications and the Quality Agreement(s), required, to produce Products from Active Materials and Components;

“Manufacturing Site” means the facility owned and operated by Patheon Pharmaceuticals Inc. that is located at 2110 East Galbraith Road, Cincinnati, Ohio 45237-1625;

“Maximum Credit Value” means the maximum value of Active Materials that may be credited by Patheon pursuant to this Agreement, as set forth on Schedule D;

“Minimum Run Quantity” means the minimum number of batches of a Product to be produced during the same cycle of manufacturing as set forth in Schedule B hereto;

“Product(s)” means the products listed on Schedule A hereto, as such schedule may be amended from time to time by the mutual written agreement of the Parties;

“Quality Agreements)” means the agreement(s) to be entered into between the Parties hereto setting out the quality assurance standards to be applicable to the Manufacturing Services provided by Patheon at the Cincinnati Manufacturing Site and/or at the Whitby Secondary Manufacturing Site, which agreement(s) shall be substantially in the form attached hereto as Schedule G;

“Regulatory Authority” means the FDA and any other Authority (including the European Medicines Agency) involved in regulating any aspect of the conduct, development, manufacture, market approval, sale, distribution, packaging or use of the Products.

“Secondary Manufacturing Site” means the facility owned and operated by Patheon Inc. that is located at 111 Consumers Drive Whitby, Ontario L1N 5Z5.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

“Specifications” means the file, for each Product, which is provided by the Client to Patheon in accordance with the procedures listed in Schedule A hereto and which contains documents relating to such Product, including, without limitation:

(a)	specifications for Active Materials and Components;

(b)	manufacturing specifications, directions and processes;

(c)	storage requirements;

(d)	all environmental, health and safety information relating to the Product including material safety data sheets; and

(e)	the finished Product specifications and acceptance criteria, and packaging specifications and shipping requirements for each Product;

all as updated, amended and revised from time to time by the Client in writing in accordance with the terms of this Agreement, and in all cases including compliance with all Applicable Laws and the Quality Agreement(s);

“Technical Dispute” has the meaning specified in Section 12.2;

“Territory” means worldwide;

“Third Party Rights” means the Intellectual Property owned or controlled by any third party;

“Year” means a calendar year occurring after the Commencement Date; provided, however, the first Year means the period from the Commencement Date up to and including December 31 of the same calendar year in which the Commencement Date occurs.

1.2	Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in the lawful currency of the United States of America.

1.3	Sections and Headings.

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

1.4	Singular Terms.

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	-	Product List and Specifications
Schedule B	-	Minimum Run Quantity, Annual Volume & Fees
Schedule C	-	Stability Testing & Validation Activities
Schedule D	-	Active Materials & Active Materials Credit Value
Schedule E	-	Batch Numbering & Expiration Dates
Schedule F	-	Technical Dispute Resolution
Schedule G	-	Quality Agreement(s)
Schedule H	-	Quarterly Active Materials Inventory Report
Schedule I	-	Report of Annual Active Materials Inventory Reconciliation and Calculation of Actual Annual Yield
Schedule J	-	Form of Exclusive Components Purchasing Summary

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

ARTICLE 2

PATHEON’S MANUFACTURING SERVICES

2.1	Manufacturing Services.

Commencing on the Commencement Date, Patheon shall provide the Manufacturing Services for the Territory for the corresponding fees specified in Schedules B and C in order to produce Products for the Client, all in accordance with the Specifications, Applicable Laws, Quality Agreement(s), and this Agreement. Patheon shall conduct all Manufacturing Services at the Manufacturing Site or the Secondary Manufacturing Site and may change the Manufacturing Site and the Secondary Manufacturing Site for the Products only with the prior written consent of Client, such consent not to be unreasonably withheld. As part of Patheon’s performance of the Manufacturing Services, Patheon and the Client agree that:

(a)

Active Materials. As directed by Client, (i) Client shall supply Active Materials to Patheon in accordance with the terms of Section 4.1 below; or (ii) Patheon shall purchase Active Materials on behalf of Client from third party suppliers approved in writing by Client in such quantities as the Parties agree are reasonably necessary for Patheon to perform the Manufacturing Services. For those quantities of Active Materials that Client has requested Patheon to purchase, Client shall pre-pay to Patheon the cost of the Active Materials plus an additional 15% as a handling fee. Upon receipt of all Active Materials (whether such Active Materials were supplied by Client or purchased by Patheon), Patheon shall conduct a reasonable inspection and release testing of such Active Materials in accordance with mutually agreed procedures. Patheon shall use and store all Active Materials provided hereunder in accordance with Client’s reasonable instructions, the Quality Agreement(s), cGMPs and all other Applicable Laws. Patheon shall conduct chemical identity testing for all Active Materials received at the Manufacturing Site or the Secondary Manufacturing Site, as applicable, within twenty (20) days of such receipt. Further, Patheon shall conduct full release testing of all Active Materials received at the Manufacturing Site or the Secondary Manufacturing Site, as applicable, not later than [***] after the date of receipt in accordance with the procedures and using the analytical testing methodologies set forth in the Specifications and the Quality Agreement(s). Patheon shall promptly (and in any event within [***] following completion of applicable testing) notify the Client in writing of any failure of the Active Materials to conform to the Specifications for such Active Materials, and any other problem it may identify with the Active Materials detected during the inspection and testing process. Patheon shall store the Active Materials at Patheon’s storage facility at the Manufacturing Site or the Secondary Manufacturing Site and shall ensure that the Active Materials do not become subject to any lien or other security interest. The Client shall pay Patheon

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[***], for storing Active Materials (if Active Material is a controlled substance or requires refrigeration, the charge will be [***]) in excess of that required to support the Firm Order period. Patheon shall use all quantities of Active Materials provided hereunder for the sole purpose of performing the Manufacturing Services on behalf of Client and not for any other use or purpose. The Parties acknowledge and agree that title to all Active Materials shall at all times belong to and remain in Client. All Active Materials in Patheon’s possession shall be subject to disposition by Client upon expiration or termination of this Agreement, and in either such event, Patheon shall deliver the Active Materials to Client or its designee, at Client’s expense. Patheon agrees to reasonably cooperate with Client, at Client’s expense, in the filing of any UCC financing statements relating to the Active Materials as Client may deem necessary or useful. Patheon’s liability with respect to any lost or damaged Active Materials shall be as set forth in Sections 2.2 and 10.2(a) and Article 6.

(b)	Conversion of Active Materials and Components. Patheon shall convert Active Materials and Components into Products.

(c)	Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement(s) and in Schedule C. Batch review and release to the Client shall be the responsibility of Patheon’s quality assurance group. Patheon shall perform its batch review and release responsibilities in accordance with the Specifications, the Quality Agreement(s) and Patheon’s standard operating procedures, which Patheon will make reasonably available to Client at the Manufacturing Site or the Secondary Manufacturing Site upon Clients request.

(d)	Components. Patheon shall purchase and test all Components, at Patheon’s expense, as specified by the Specifications and prior to using such Components to manufacture Products. Patheon shall store the Components at Patheon’s storage facility at the Manufacturing Site or the Secondary Manufacturing Site and shall ensure that the Components do not become subject to any lien or other security interest.

(e)

Stability Testing. Patheon shall conduct stability testing on the Products in accordance with the protocols set out in the Specifications and in Schedule C for the separate fees specified in Schedule C, as required by the FDA or other Regulatory Authorities or as requested by the Client and in any case on at least [***] of Product from the Manufacturing Site and [***] of Product from the Secondary Manufacturing Site at least once per calendar year following the Commencement Date or more frequently as may be specified in the Quality Agreement(s). Patheon shall not make any changes to these testing protocols without prior written approval from the Client. In the event of a

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

confirmed stability test failure, Patheon will notify the Client within one (1) Business Day after such failure and Patheon and the Client shall jointly determine the proceedings and methods to be undertaken to investigate the causes of such failure, including which Party shall bear the cost of such investigation, provided that Patheon shall not be liable for any such costs unless there has been a failure by it to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws. Patheon will provide any and all data and results relating to the stability testing as may be specified in the Quality Agreement(s) or otherwise requested by the Client.

(f)	Packaging. Patheon shall package the Products as set out in the Specifications. The Client shall be responsible for the cost of artwork development for the Products. In addition, Patheon shall make arrangements for and implement the imprinting of batch numbers and expiration dates for each batch of Product shipped. Such batch numbers and expiration dates shall be affixed on the Products and on the shipping carton of each Product as outlined in the Specifications and as required by cGMPs. The system used by Patheon for batch numbering and expiration dates is detailed in Schedule E hereto. The Client may, in its sole discretion, make changes to labels, product inserts and other packaging for the Products, which changes shall be submitted by the Client to all applicable Regulatory Authorities from which approval of such changes is required. The Client shall be responsible for the cost of labeling obsolescence due to changes to such labeling made by the Client. Patheon’s name shall not appear on the label or anywhere else on the Products unless: (i) required by Applicable Laws; or (ii) Client submits a written request to Patheon for such use and Patheon expressly consents to such use of its name in writing.

(g)	Bill Back Items. The expenses in respect of all third party supplier fees for the purchase of columns, standards, tooling, PAPR suits (where applicable) and other project specific items necessary for Patheon to perform the Manufacturing Services, and which are not included as Components, shall be charged to the Client at Patheon’s costs, provided that, in each case, such expenses have received Client’s prior written approval.

(h)	Validation Activities. Patheon will assist in the development and approval of the validation protocols for analytical methods and manufacturing procedures (including packaging procedures) for the Products as described in Schedule C and as may be further requested by Client from time to time. The fees associated with Patheon’s assistance in providing validation development assistance are set out in Schedule C.

(i)

Samples. Patheon shall retain sufficient quantities of all shipped Product, Active Materials and Components to perform at least full duplicate quality control testing. Retained repository samples of all shipped Product, Active Materials and

Components shall be maintained in a suitable storage facility until one (1) year after expiry or such longer period as may be required by Applicable Laws. All such samples shall be available for inspection by the Client at reasonable intervals upon reasonable notice. Client shall be responsible, at all times, for the final release of the Product.

2.2	Active Material Yield.

(a)	Reporting. Commencing on the Commencement Date, Patheon shall monitor on a quarterly basis the inventory of the Active Materials held by Patheon and shall provide the Client, within [***] following the last day of the applicable quarter, with an inventory report of the Active Materials held by Patheon in accordance with the inventory report form annexed hereto as Schedule H, which shall contain the following information for such quarter:

Quantity Received: The total quantity of Active Materials that is received at the Manufacturing Site or the Secondary Manufacturing Site, as applicable, in the applicable quarter and that complies with the Specifications at the time such Active Materials are received.

Quantity Dispensed: The total quantity of Active Materials dispensed at the Manufacturing Site or the Secondary Manufacturing Site, as applicable, during the applicable quarter. The Quantity Dispensed for each of the Manufacturing Site and the Secondary Manufacturing Site is calculated by adding the Quantity Received at such site to the inventory of Active Materials at such site that complied with the Specifications at the time such Active Materials were received by Patheon and have been held at such site at the beginning of the applicable quarter, less the inventory of Active Materials at such site that complied with the Specifications at the time such Active Materials were received by Patheon at such site and are held at the end of such quarter. The Quantity Dispensed shall only include Active Materials received and dispensed in connection with commercial manufacturing of Products and, for certainty, shall not include any Active Materials received or dispensed in connection with technical transfer activities or development activities agreed to in writing by the Parties during the applicable period, including, without limitation, any regulatory, stability, validation or test batches manufactured during such applicable period.

Quantity Converted: The total amount of Active Materials contained in the Products produced at the Manufacturing Site or Secondary Manufacturing Site, as applicable, with the Quantity Dispensed (including lab samples required by the Specifications and any additional Products produced pursuant to Section 6.1 or 6.2) at such site, delivered by Patheon, but not including Products rejected, recalled or returned in accordance with Section 6.1 or 6.2 as a result of a failure by Patheon to provide Manufacturing Services in accordance with Specifications, the Quality Agreement(s), cGMPs and Applicable Laws.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Within [***] after the end of each Year, Patheon shall prepare an annual reconciliation of Active Materials for each of the Manufacturing Site and the Secondary Manufacturing Site in accordance with the reconciliation report form annexed hereto as Schedule I including the calculation of the “Actual Annual Yield” or “AAY” for the Product at each of the Manufacturing Site and the Secondary Manufacturing Site during the Year, which AAY is the percentage of the Quantity Dispensed that was converted to Products and is calculated as follows:

Quantity Converted during the Year

Quantity Dispensed during the Year

For each of the Manufacturing Site and the Secondary Manufacturing Site, after Patheon has produced [***] commercial production batches of Product at such site and has produced commercial production batches for at least six months at such site pursuant to this Agreement, the Parties will mutually agree on the target yield in respect of such Product at such site (each, a “Target Yield”). Thereafter, Patheon shall strive to maintain Actual Annual Yield levels for the Product at each of the Manufacturing Site and Secondary Manufacturing Site above the Target Yield for such site. Notwithstanding the foregoing, the Target Yield for each such site will be adjusted yearly through good faith negotiations, which negotiations will take into account the Actual Annual Yield for the Product for such site over the preceding Year. For clarity, Patheon shall calculate separate Active Annual Yields and the Parties will agree on separate Target Yields, in each case as described above, for each of the Manufacturing Site and the Secondary Manufacturing Site.

(b)	Shortfall Calculation. For each of the Manufacturing Site and the Secondary Manufacturing Site, if the Actual Annual Yield falls more than [***] below the respective Target Yield for such site in a Year, then the shortfall for such site for such Year (the “Shortfall”) shall be determined based on the following calculation:

[(Target Yield – [***]) – AAY] * Active Material Reimbursement Value * Quantity Dispensed

The Shortfall for each of the Manufacturing Site and the Secondary Manufacturing Site shall be disclosed by Patheon on the reconciliation report prepared in the form annexed hereto as Schedule I.

Credit. For each of the Manufacturing Site and the Secondary Manufacturing Site, if there is a Shortfall for a Product in a Year, then Patheon shall, at Client’s sole option, either reimburse Client for the amount of any such Shortfall or credit the Client’s account for the amount of any such Shortfall, in either case not later than [***] after the end of such

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

Year. Each credit or reimbursement under this Section 2.2 shall be summarized on the reconciliation report prepared in the form annexed hereto as Schedule I and shall be promptly reimbursed or credited to Client, as applicable.

(c)	Maximum Credit Notwithstanding the foregoing provisions of this Section 2.2, for both the Manufacturing Site and the Secondary Manufacturing Site together, Patheon’s liability for Active Materials calculated in accordance with this Section 2.2 for any Product in a Year shall not exceed, in the aggregate, the Maximum Credit Value set forth in Schedule D hereto.

(d)	Significant Active Materials Loss. Patheon shall notify Client in writing in the event an amount in excess of in excess of [***] of Active Materials is damaged, lost or otherwise rendered unusable (including to the extent contained in any non-conforming Product) by Patheon at any one time (a “Significant Active Materials Loss”) as soon as practicable following such incident. In addition, and notwithstanding anything in this Section 2.2 to the contrary, Patheon shall reimburse Client for such Active Materials within thirty (30) days after discovery of the Significant Active Materials Loss. For purposes of clarity, any Active Materials damaged, lost or otherwise rendered unusable in connection with a Significant Active Materials Loss shall be included in the calculation of the Quantity Dispensed and any amount paid by Patheon in accordance with this Section 2.2(d) shall be credited against the amount, if any, to be paid by Patheon to Client pursuant to Section 2.2(c).

(e)	No Material Breach. It shall not constitute a material breach of this Agreement by Patheon, for the purposes of Section 8.2(a), if the Actual Annual Yield is less that the Target Yield.

ARTICLE 3

PATHEON’S SUPPLY OF PRODUCT

3.1	Supply of Product.

Commencing on the Commencement Date and during the term of the Agreement, Patheon shall manufacture and supply all quantities of the Product ordered by Client in the Territory pursuant to this Agreement. Subject to the Clients rights to qualify a third party manufacturer under Section 3.6 and Clients rights under Section 3.6 in the event of a Supply Failure (as defined in Section 3.6), commencing on the Commencement Date and during the term of this Agreement, Client shall commit to purchase its entire requirements of Product(s) for sale in the Territory from Patheon by placing orders for at least [***] of its requirements of Products in the Territory during any Year from the Manufacturing Site and its remaining requirements in the Territory during such Year, as necessary, from the Secondary Manufacturing Site (the “Purchase Commitment”).

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

3.2	Product.

Patheon hereby covenants that all Product manufactured and supplied to Client under this Agreement: (a) shall have been manufactured, packaged, tested, stored and supplied in compliance with the Specifications, the Quality Agreement(s), cGMPs, Applicable Laws and this Agreement; and (b) shall not be adulterated, or misbranded within the meaning of the FDCA or other Applicable Laws as of the time that the Product is transferred to the carrier at Patheon’s shipping point.

3.3	Orders and Forecasts.

(a)

Rolling Forecasts. Concurrent with the execution of this Agreement, the Client shall provide Patheon with a written non-binding eighteen (18) months forecast of the volume of each Product that the Client then anticipates will be required to be produced and delivered to the Client during each month of the eighteen (18) months period commencing on the Commencement Date, which forecast shall be used by Patheon solely for advisory purposes. Commencing on the Commencement Date, such forecast will be updated by the Client monthly on or before the [***] of each calendar month on a rolling eighteen (18) months basis and in any case updated forthwith upon the Client determining any time after the Effective Date that the volumes contemplated in the most recent of such forecasts has changed by more than [***]. The most recent eighteen (18) months forecast provided by the Client shall prevail.

(b)	Firm Orders. On or before the [***] of each calendar month following the Commencement Date, the Client shall issue firm written orders (“Firm Orders”) for the Products to be produced and delivered to the Client on a date not less than three (3) months from the first day of the calendar month immediately following the date that the Firm Order is submitted. Such Firm Orders submitted to Patheon shall specify the Client’s purchase order number, quantity (or, if more than one shipment is requested, quantities) of Product ordered by Product type, monthly delivery schedule and any other elements necessary to ensure the timely production and shipment of the Products. The quantities of Products ordered in such Firm Orders shall be firm and binding on the Client and shall not be subject to reduction by the Client.

(c)

[***] Year Forecast. On or before the [***] day of [***] of each Year, the Client shall provide Patheon with a written non-binding [***] -year forecast (broken down by quarters for the second and third years of the forecast) of the volume of each Product the Client then anticipates will be required to be produced and delivered to the Client during the [***] period, which forecast shall be used by Patheon solely for advisory purposes.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

3.4	Minimum Orders.

The quantity of Product ordered by Client from Patheon in each shipment must be equal to or greater than the Minimum Run Quantity set out in Schedule B; provided, however, that at Client’s request, the Minimum Run Quantity may be reduced, subject to adjustments in the price of Product under Section 5.3(a) below.

3.5	Shipments.

(a)	Shipments of Products shall be made EXW (as such term is defined in INCOTERMS 2000) Patheon’s shipping point unless otherwise mutually agreed. Risk of loss or of damage to Products shall remain with Patheon until Patheon loads the Products onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage shall transfer to the Client or Client’s designee, as applicable. Patheon shall, in accordance with the Client’s instructions and as agent for the Client, (i) arrange for shipping to be paid by the Client and (ii) at the Client’s risk and expense, obtain any export licence or other official authorization necessary to export the Products. The Client shall arrange for insurance and shall select the freight carrier used by Patheon to ship Products and may monitor Patheon’s shipping and freight practices as they pertain to this Agreement. Products shall be transported in accordance with the Specifications.

(b)	Prior to shipping (or temporarily storing, if requested by the Client) any order, Patheon shall test each batch of Product manufactured under this Agreement. Patheon shall conduct all such testing in accordance with the procedures and using the analytical testing methodologies set forth in the Specifications, Schedule C and the Quality Agreement(s). Each time Patheon ships Products to the Client’s designee, it shall provide with each shipment: (i) a certificate of analysis and certificate of compliance including a statement that the shipped batch of Product has been manufactured and tested in accordance with Specifications, the Quality Agreement(s) and Applicable Laws, and, if requested by Client, completed batch production records; and (ii) the customs documentation corresponding to such shipment and such other documentation and information as may be necessary or desirable for complying with import, export and customs laws, regulations and like requirements, as applicable. The Client will have sole responsibility for the release of Products to the market. Patheon shall not ship any Product until Client has completed its final release of such Product and has given Patheon written notice to ship such Product, such notice not to exceed seven Business Days from Client’s receipt of release documents from Patheon. All Product shipped by Patheon, including its packaging, shall meet all applicable export and customs laws, regulations and like requirements for the United States.

3.6	Supply Failure.

(a)	During the term of this Agreement in which Patheon, for any reason, except to the extent due to Client’s failure to supply Active Materials, including, without limitation, force majeure as defined in Section 13.7, fails to supply at least [***] of the quantities of Product in any two (2) consecutive calendar quarters in a Year pursuant to Firm Orders submitted by Client pursuant to and in accordance with the terms and conditions of this Agreement within thirty (30) days of the dates specified in such Firm Orders in compliance with this Agreement, then such event shall be deemed a “Supply Failure.”

(b)	In the event of a Supply Failure, Client’s obligation under Section 3.1 to purchase the Purchase Commitment of Product from Patheon shall terminate and Client shall be free to purchase any amount of Product from any third party for any purpose without restriction, subject to the terms of Section 3.6(c) below. Notwithstanding anything to the contrary in Section 3.1 above (including the Purchase Commitment): (i) Client shall have the right, at any time, to qualify a third party manufacturer such that such third Party may manufacture and commercially supply Product to Client in the event of a Supply Failure; and (ii) as part of such qualification process, such third party may manufacture and supply for Client, at any time (including during the term of this Agreement), quantities of Product reasonably necessary for such qualification; provided, however, that, except as provided otherwise in this Section 3.6 in the event of a Supply Failure, for so long as the Purchase Commitment is in effect, Client shall only be allowed to sell (x) [***] of Product produced by such third party manufacturer, and (in addition to the amounts described in the foregoing part (x)) (y) annually, [***] of Product produced by such third party manufacturer. Patheon shall, at Client’s cost, cooperate with Client and assist in the transfer to Client of all legal and technical documents concerning Active Materials and Products, including master batch records, validation reports, stability reports and relevant manufacturer authorizations, existing retention samples and all such other documents and materials as may be reasonably necessary or useful for Client to source Products from other qualified third parties. Client shall reimburse Patheon for all of Patheon’s reasonable time, material and other costs associated with the qualification of a third party manufacturer.

(c)

In the event that a Supply Failure occurs and such Supply Failure is the first Supply Failure to occur during the term of this Agreement, at the written request of Patheon, if Patheon has taken the necessary steps to ensure that a Supply Failure will not re-occur, the Parties shall discuss in good faith reinstating Client’s obligation under Section 3.1 to purchase the Purchase Commitment from Patheon. If the Parties mutually agree in good faith that Patheon has remedied the Supply

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

Failure and has taken all steps necessary to ensure that a Supply Failure will not re-occur, Client’s obligation under Section 3.1 to purchase the Purchase Commitment from Patheon shall be reinstated, effective three (3) months following the date of such agreement (such effective date of reinstatement, the “Purchase Commitment Re-instatement Date”); provided, however, that, (i) the terms of such re-instated Purchase Commitment may be re-adjusted, as mutually agreed upon by the Parties, to increase the preparedness of Client in the event of a subsequent Supply Failure, including without limitation by initially providing for a smaller Purchase Commitment that increases over a period of Years to its original amount if there are no subsequent Supply Failures during such time; (ii) for the Year that the Client’s obligation to purchase the Purchase Commitment is re-instated, the Purchase Commitment shall be pro-rated to be only with respect to Client’s requirements for Products for the period commencing on the Purchase Commitment Re-Instatement Date and ending on the last day of such Year; and (iii) Client’s obligation to purchase the Purchase Commitment under Section 3.1 shall be subject to, and modified to the extent necessary to comply with, any obligations incurred by Client between the date of the Supply Failure and the date that the Parties agreed that the Purchase Commitment should be re-instated.

3.7	Components.

(a)	Components List. Patheon agrees that it shall purchase each Component for use in the Manufacturing Services only from the supplier designated for such Component in the Components list attached hereto in Schedule B and which may be amended by Client from time to time (the “Components List”). Patheon agrees that it shall not amend the Components List or purchase a Component to be used in the Manufacturing Services from a supplier other than the supplier designated for such Component in the Components List without the prior written consent of the Client. The Components List shall be the Confidential Information of Client.

(b)	Reliance by Patheon. Client understands that to ensure an orderly supply of Components to meet Client’s Firm Orders, it may be desirable for Patheon to purchase such Components in sufficient volumes to meet the production requirements for the amount of Product forecasted by Client for the first [***] in the most recent forecast provided by the Client pursuant to Section 3.3(a) or to meet the production requirements of any longer period agreed to by Patheon and the Client in writing. Accordingly, the Client authorizes Patheon to purchase the Components necessary to satisfy the production requirements for Products for the first [***] contemplated in the most recent forecast provided by the Client pursuant to Section 3.3(a) and agrees that Patheon may make such other purchases of Components to meet production requirements during such longer periods as may be agreed to in writing from time to time by the Client at the request of Patheon or the Client.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

(c)	Client’s Responsibility for Cost of Components. If Components ordered by Patheon in accordance with Section 3.7(b) become obsolete or otherwise no longer useable in the Manufacturing Services (including, without limitation due to technical changes in the Manufacturing Services pursuant to Section 5.4 below) or the Manufacturing Services are cancelled due to a termination of the Agreement by Patheon pursuant to Section 8.2(a) or 8.2(b) or by Client pursuant to Section 8.3, Patheon shall use commercially reasonable efforts to cover the cost of excess Components by: (i) returning such Components to the vendor, (ii) utilizing such Components in manufacturing products for its other customers to the extent possible, and (iii) implementing other measures to mitigate the loss due to such excess Components. To the extent that Patheon is unable to off-set such loss fully and such loss is due to; (x) a change in the Specifications pursuant to Section 5.7; or (y) the cancellation of the Manufacturing Services due to a termination of the Agreement by Patheon pursuant to Section 8.2(a) or 8.2(b) or by Client pursuant to Section 8.3; then in each of cases (x) and (y), the Client shall reimburse Patheon for such Components and its out of pocket expenses but solely to the extent actually incurred by Patheon. Notwithstanding the foregoing, in no event shall Client be obligated to reimburse Patheon for quantities of Components that are in excess of the amounts Patheon was authorized to purchase under Section 3.7(b). Such reimbursement from the Client shall be due, where applicable, within sixty (60) days of written notification from Patheon of its failure to cover the corresponding cost.

(d)	Patheon’s Responsibility for Cost of Components. If Components expire or become obsolete or no longer useable in the Manufacturing Services because: (i) Patheon failed to manufacture and supply the quantities ordered by Client pursuant to a Firm Order, (ii) quantities of such Components are in excess of the amounts Patheon was authorized to purchase under Section 3.7(b) above or (iii) Patheon failed to store the Components as required by the Specifications, Patheon shall bear the cost of such Components.

(e)	Exclusive Component Purchasing Summary. Patheon shall provide Client, initially upon execution of this Agreement and thereafter on an annual basis, with a listing of all Components which are unique to the Client, which Patheon anticipates purchasing pursuant to the terms of this Agreement (in accordance with rolling forecasts and Firm Orders as per Section 3.3(a) and (b)) in the form as set out in Schedule J (the “Exclusive Component Purchasing Summary”). The Exclusive Components Purchasing Summary shall indicate which Components have a limited shelf-life and which are subject to minimum order quantities as specified by the supplier.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

3.8	Patheon Audit Rights.

During the period in which the Purchase Commitment is in force, upon no less than ten (10) Business Days prior written notice to the Client, Patheon shall have the right to inspect, through a mutually acceptable designee under obligations of confidentiality substantially similar to those in Article 11, the Client’s financial records pertaining to the Products in order to verify Client’s compliance with the Purchase Commitment; provided, however, that Patheon may conduct such inspections only during Client’s business hours and no more than once annually, and agrees that its inspection rights shall only extend to those of Client’s financial records that are necessary to review in order to verify Client’s compliance with the Purchase Commitment.

ARTICLE 4

CLIENT’S OBLIGATIONS

4.1	Active Materials.

Pursuant to Section 2.1(a) above, in the event Client has determined that it will supply Active Materials to Patheon, all shipments of Active Materials made by Client or its designee to Patheon hereunder will be delivered to Patheon DDP (Incoterms 2000). The Client shall at its sole cost and expense, deliver such Active Materials to Patheon in sufficient quantities and at such times to facilitate the provision of the Manufacturing Services by Patheon, which Active Materials shall be held by Patheon on behalf of the Client on the terms and subject to the conditions contained in this Agreement (including without limitation the applicable terms of Section 2.1(a) above).

4.2	Invoices and Payment.

Pursuant to the terms of this Agreement, the Client shall pay Patheon for the provision of the Manufacturing Services and the supply of Product according to the fees specified in Schedules B and C hereto (such fees being subject to adjustment, but only in accordance with Article 5 below). Patheon shall send an invoice to Client for each Firm Order upon the date of shipment of the Product that is the subject of such Firm Order (such invoice, an “Invoice”). Invoices shall be sent by fax or email to such fax number or email address as may be provided by the Client in writing from time to time. Patheon shall also submit to the Client, with each shipment of Products, a duplicate copy of the Invoice covering such shipment. Patheon shall include in each Invoice any Inventory or Components which are to be purchased by Patheon pursuant to the terms of this Agreement. Each such Invoice shall, to the extent applicable, identify the Client Firm Order number, Product (or, if applicable, Components and/or Inventory) numbers, names and quantities, unit price, freight charges and the total amount to be remitted by the Client. The Client shall pay all such undisputed Invoices within thirty (30) days of the date of such Invoices, subject to the Client’s rights under Article 6. All taxes (and any related penalties or interest) imposed on any payment by Client to Patheon shall be the sole responsibility of Patheon.

ARTICLE 5

CONVERSION FEES AND COMPONENT COSTS

5.1	First Year Pricing.

The fees for the Manufacturing Services and the supply of Product (which fees include the Component costs set forth on the Components List) for the first Year are listed in Schedules B and C and are subject to the adjustments set forth in Section 5.3 below.

5.2	Price Adjustments - Subsequent Years’ Pricing.

(a)	On January 1 of each Year of this Agreement, Patheon shall be entitled to an adjustment to the fees (i) for Manufacturing Services in respect of the Products to reflect inflation, which adjustment shall be in the amount of [***] unless the Parties otherwise agree in writing; and (ii) [***] provided that the fees [***].

(b)

In connection with a fee adjustment pursuant to clause (i) of Section 5.2(a), Patheon shall deliver to the Client by not later than November 1st of each Year a revised Schedule B for the following Year and a statement outlining the percentage increase in the [***], upon which such fee adjustment for the following Year is based. In connection with all fee adjustments pursuant to clause (ii) of Section 5.2(a), Patheon shall deliver to the Client by not later than November 1 st of each Year a revised Schedule B and such budgetary pricing information or other documentation reasonably sufficient to demonstrate that a fee adjustment is justified. Fee revisions under this Section 5.2 shall be effective with respect to any Product ordered after the end of the then current Year.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

5.3	Price Adjustments - Current Year Pricing.

During any Year of this Agreement, the fees set out in Schedule B shall be subject to adjustment in accordance with the following:

(a)	Reduction in Minimum Run Quantity. If, pursuant to Section 3.4 above, Client requests that the Minimum Run Quantity for shipments of a Product ordered by Client be reduced and, as a result of such reduction, Patheon’s costs to manufacture such Product increase on a per unit basis, the Parties shall negotiate in good faith an increase in the fee for each such units of Product by an amount equal to the increase in Patheon’s costs to manufacture such units of Product.

(b)	Volume Reduction. If at any time during a given Year, but no more than once in a given Year, Patheon determines, acting reasonably and based on the forecasts and Firm Orders received from the Client for such Year, that the total quantity of Product to be ordered by Client in such Year will constitute no more than [***] of the Annual Volume specified in Schedule B hereto for such Year or, if applicable, any revised Annual Volume for such Year hereinafter agreed to by the Parties, and, as a result of such reduction, Patheon’s costs to manufacture such Product would increase on a per unit basis, the Parties shall negotiate in good faith an increase in the fee for such units of Product by an amount equal to the increase in Patheon’s costs to manufacture such units of Product. To the extent that the fee for Manufacturing Services in respect of a Product has been previously adjusted pursuant to this Section 5.3(b) to reflect reduced volumes, the adjustment provided in this Section 5.3(b) shall operate based on the fees attributed to such Product at the time the last of such adjustments were made. In the event that, following an increase in the price of Products for a given Year pursuant to this Section 5.3(b), the aggregate purchases of Product by Client from Patheon for such Year are subsequently greater than or equal to [***] of the Annual Volume agreed to by the Parties for such Product for such Year, Patheon agrees to promptly reimburse Client the total of the additional amounts paid by Client to Patheon pursuant to the increase in the Product price under this Section 5.3(b) for such Year. It is understood that the Annual Volume listed in Schedule B is for use by the Parties in calculating adjustments to the price of Products in accordance with the terms of this Section 5.3(b), and shall not be construed as a minimum purchase obligation on the part of Client.

(c)	No Overlap in Cost Accounting. The Parties agree that, for Product price increase calculations under Sections 5.3(a) and 5.3(b) above, to the extent that an increase in a Patheon cost was already accounted for in the calculation of the increase of the Product price under either Section 5.3(a) or 5.3(b), it shall not be accounted for in an increase of the Product price under the other section. For clarity, if, in a given Year, the Product price is increased under both Sections 5.3(a) and 5.3(b), to the extent an increased cost of Patheon has already been accounted for in one section, it shall not be accounted for in the other section.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

(d)	Extraordinary Increases in Component Costs. If at any time market conditions result in Patheon’s cost of Components being materially greater than the increases forecasted pursuant to Section 5.2(a) above, Patheon shall promptly notify Client in writing of such material increase, providing Client with a list of such Components and the amount of the increase in cost of each Component. For the purposes of this Section 5.3(d), for a particular Component or Component(s), changes materially greater than normal forecasted increases shall be considered to have occurred only if: (i) for a particular Component, the cost of a Component increases by [***] of the cost for that Component upon which the most recent fee quote was based; or (ii) for all Components, the aggregate cost for all Components required to manufacture a Product increases by [***] of the total Component costs for such Product upon which the most recent fee quote was based. To the extent that Component costs have been previously adjusted pursuant to Section 5.2(a) or this Section 5.3(d) to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last of such adjustments were made.

In connection with a fee adjustment pursuant to this Section 5.3, Patheon shall deliver to the Client a revised Schedule B (including an updated Components List) and such budgetary pricing information, adjusted Component costs and other documentation reasonably sufficient to demonstrate that a fee adjustment is justified. Such revised fee shall be effective for Firm Orders placed by Client following Client’s receipt of a revised Schedule B.

5.4	Adjustments Due to Technical Changes.

Patheon shall implement Client’s written amendments to the Specifications and/or the Quality Agreement(s), provided that the fees specified in Schedules B or C shall be revised as mutually agreed by the Parties in writing to reflect the increase or decrease in Patheon’s costs necessitated by any such amendment. Amendments to the Specifications, the Quality Agreement(s) or the Manufacturing Site or the Secondary Manufacturing Site requested by Patheon will only be implemented following the written approval of Client, which shall be in Client’s sole discretion. Fee changes made pursuant to this Section 5.4 shall become effective only with respect to those orders of Products that are manufactured in accordance with the revised Specifications. In addition, subject to Section 3.7(c), the Client agrees to purchase, at Patheon’s out-of-pocket costs therefor, all Inventory utilized under the “old” Specifications and purchased and maintained by Patheon in accordance with this Agreement and the Specifications, in order to fill Firm Orders and in accordance with Section 3.7(b), to the extent that such Inventory can no longer be utilized due to the revisions in the Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders and in accordance with Section 3.7(b) shall be promptly cancelled where possible. Where such orders are not subject to cancellation without penalty, Patheon shall promptly provide Client notice of such orders and the amount of such penalty and, at Clients option, Client shall reimburse Patheon the amount of such penalty or, subject to Section 3.7(c), purchase such Components from Patheon.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

ARTICLE 6

PRODUCT CLAIMS AND RECALLS

6.1	Product Claims.

(a)

Product Claims. The Client has the right to reject any portion of any shipment of Products that deviates from the Specifications, cGMPs, the Quality Agreement(s) or Applicable Laws or the warranties given by Patheon in Section 9.3 and such rejection shall not invalidate any remainder of such shipment not rejected by Client. The Client or its designee shall inspect the Products manufactured by Patheon upon receipt thereof and shall give Patheon written notice (a “Deficiency Notice”) of all claims for Products that deviate from the Specifications, the Quality Agreement(s), cGMPs and Applicable Laws within [***] after the Client’s receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product (such defects, “Latent Defects”), within [***] after discovery thereof by the Client, but in no event after the expiration date of the Product). Should the Client fail to provide Patheon with the Deficiency Notice within the applicable [***], then the delivery shall be deemed to have been accepted by the Client on the [***] after delivery or Latent Defect discovery by Client, as applicable. Except as set out in Sections 6.2, 6.3 or 6.4, Patheon shall have no liability under this Section 6.1 for any deviations for which it has not received notice within the applicable [***] period.

(b)	Determination of Deficiency. Upon receipt of a Deficiency Notice, Patheon shall have [***] to advise the Client by notice in writing whether or not it disagrees with the contents of such Deficiency Notice. If the Client and Patheon fail to agree within [***] after Patheon’s notice to the Client as to whether any Products identified in the Deficiency Notice deviate from the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, then the Parties shall mutually select an independent laboratory to evaluate if such deviation exists. Such evaluation shall be binding on the Parties, and if such evaluation determines that any Products deviate from the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, then those Products shall be deemed to be properly rejected. If such evaluation results in a determination that there is no deviation in respect of any such Products, then the Client shall be deemed to have accepted delivery of such Products.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

(c)	Shortages. Subject to Section 3.6 above, claims for shortages in the amount of Products shipped by Patheon shall be dealt with as may reasonably be agreed to by the Parties. Without limiting Client’s rights under Section 3.6, in the event of a shortage in the amount of Products in a given shipment by Patheon, Patheon shall include such Products in the next shipment of Products ordered by Client.

6.2	Product Recalls and Returns.

(a)	Records and Notice. Patheon and the Client shall each maintain such records as may be necessary to permit a Recall of any Products delivered to the Client or customers of the Client. Each Party shall promptly notify the other by telephone (to be confirmed in writing) of any information which might affect the marketability, safety or effectiveness of the Products and/or which might result in the Recall or seizure of the Products. Upon receiving any such notice or upon any such discovery, each Party shall cease and desist from further shipments of such Products in its possession or control until a decision by Client has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by the Client. As used herein, “Recall” shall mean any action (i) by the Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Products. Recall shall also include any action by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

(b)	Recalls. In the event (i) any governmental or regulatory authority issues a directive, order or, following the issuance of a safety warning or alert with respect to a Product, a written request that any Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) the Client determines that any Product should be Recalled or that a “dear doctor” letter is required relating the restrictions on the use of any Product, Patheon will co-operate as reasonably required by the Client, having regard to all Applicable Laws.

(c)	Product Returns. The Client shall have the responsibility for handling customer returns of the Products.

6.3	Patheons Responsibility for Defective and Recalled Products.

(a)

Defective Product. In the event the Client rejects Products in accordance with Section 6.1 and Patheon agrees with Client’s rejection thereof or the Product is determined by a third-party laboratory pursuant to Section 6.1(b) above to deviate from the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, Patheon shall bear all third party laboratory reasonable testing costs with respect to such Product, if any, and shall promptly, at the Clients election, either: (i) refund the invoice price paid by Client for such defective Products; (ii) offset such

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

amount against other amounts due to Patheon hereunder; or (iii) replace such Products with conforming Products within the shortest possible time without the Client being liable for payment therefor, contingent upon the receipt from the Client of all Active Materials required for the manufacture of such replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in connection with defective Product shall be captured and calculated in the Active Materials Yield under Section 2.2.

(b)	Recalled Product. To the extent that a Recall or Product return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, Patheon shall be responsible for the documented out-of-pocket expenses of such Recall or return and shall promptly, at Client’s election, either: (i) refund the invoice price paid by Client for such Products; (ii) offset such amounts against other amounts due to Patheon hereunder; or (iii) use its commercially reasonable efforts to replace the Recalled or returned Products with new Products without Client being liable for payment therefor, contingent upon Patheon’s possession or receipt from the Client of all Active Materials required for the manufacture of such replacement Products. For greater certainty, Patheon’s responsibility for any loss of Active Materials in connection with Recalled Product shall be captured and calculated in the Active Materials Yield under Section 2.2. To the extent that a Recall or return does not result from, or arise out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, Recalls, returns or other corrective actions shall be made at the Client’s cost and expense.

6.4	Disposition of Defective or Recalled Products.

The Client shall not dispose of any damaged, defective, returned or Recalled Products in relation to which it intends to assert a claim against Patheon without Patheon’s prior written authorization to do so, unless otherwise required by Applicable Laws. Alternatively, Patheon may instruct the Client to return such Products to Patheon at Patheon’s expense. Patheon shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products in relation to which it bears responsibility under Section 6.1, 6.2 or 6.3 hereof. In all other circumstances, the Client shall bear the cost of disposition with respect to any damaged, defective, returned or Recalled Products.

6.5	Customer Questions and Complaints.

The Client shall have the sole responsibility for responding to questions and complaints from the Client’s customers. Questions or complaints received by Patheon from the Client’s customers shall be promptly referred to the Client. Patheon shall co-operate as reasonably required to allow the Client to determine the cause of and resolve any customer

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, Patheon shall provide the Client with all mutually agreed upon information that will enable the Client to respond properly to questions or complaints relating to the Products as provided in the Quality Agreement(s). Unless it is determined that the cause of any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs or Applicable Laws, all costs incurred in respect of this Section 6.5 shall be borne by the Client.

6.6	Sole Remedy.

Except for the remedies provided in Sections 2.2, 3.6 and 10.3, and subject to the limitations set forth in Sections 10.1 and 10.2, the remedies described in this Article 6 shall be the Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs and Applicable Laws.

ARTICLE 7

CO-OPERATION; REGULATORY FILINGS

7.1	Quarterly Review.

Each Party shall forthwith upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the Parties (each, a “Relationship Manager”). The Relationship Managers shall meet not less than quarterly to review the current status of the business relationship and manage any issues that have arisen. As of the Effective Date, the names and contact information for the Relationship Managers are as follows:

For Client:	TransOral Pharmaceuticals, Inc.
1003 W. Cutting Blvd., Suite 110
Pt. Richmond, CA 94804
Attn: Dennie Dyer, VP. Operations
Tel.: 510-215-3500
Fax: 510-215-3535
Email: ddyer@transoral.com

For Patheon:	Barbara Waltimire
Sr. Business Development Manager
West Coast Region- Northern California
4712 Hedgewick, CA 94538
Tel.: 510-220-4282
Fax: 510-440-0617
Email: barbara.waltimire@patheon.com

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

7.2	Governmental Agencies.

Subject to Section 7.7, Patheon may communicate with any Regulatory Authority regarding the Products only if, in the reasonable opinion of Patheon’s counsel, such communication is necessary to comply with the terms of this Agreement or Applicable Laws; provided, however, that unless, in the reasonable opinion of Patheon’s counsel, there is a legal prohibition against doing so, Patheon shall notify Client reasonably advance of any such communication and permit the Client to accompany Patheon and take part in any communications with such Regulatory Authority, and provide the Client with copies of all such communications from such Regulatory Authority.

7.3	Records and Accounting by Patheon.

Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with cGMP, Applicable Laws, the Quality Agreement(s), and manufacturing regulatory requirements applicable to Patheon, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of one year following the date of Product expiry, or longer if required by law at which time the Client will be contacted concerning the delivery and destruction of such documents.

7.4	Inspection.

The Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice, provided a Patheon representative is present during any such inspection.

7.5	Access.

(a)	Patheon shall provide the Client with reasonable access at mutually agreeable times to its Manufacturing Site and Secondary Manufacturing Site, as applicable, in which the Products are manufactured, stored, handled or shipped in order to permit the Clients verification of Patheon’s compliance with the Specifications, the Quality Agreement(s), cGMPs and Applicable Laws. For greater certainty, the right of access provided in this Section 7.5 shall not include a right to access or inspect Patheon’s financial records.

(b)

Patheon shall permit the FDA and other Regulatory Authorities to conduct inspections of the Manufacturing Site and Secondary Manufacturing Site as they may request, including pre-approval inspections, and shall cooperate with such Regulatory Authorities with respect to the inspections and any related matters, in each case which is related to the Manufacturing Services or Product. Patheon shall give Client notice within one Business Day of becoming aware of any such inspections, and keep Client informed about the results and conclusions of each

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

regulatory inspection, including actions taken by Patheon to remedy conditions cited in the inspections. In addition, Patheon will provide Client with copies of any written inspection reports issued by Regulatory Authorities and all correspondence between Patheon and Regulatory Authorities, including, but not limited to, FDA Form 483, Notice of Observation, and all related correspondence, in each case relating to the Manufacturing Services, Product, or general manufacturing concerns related to the Product. Patheon agrees to promptly notify and provide Client copies of any request, directive or other communication of the FDA or other Regulatory Authority relating to the Manufacturing Services or Product and to cooperate with Client in responding to such requests, directives and communications.

7.6	Reports.

Patheon will promptly supply on an annual basis and when requested by Client from time to time, at no additional charge, all available information and data in its control that the Client reasonably requires in order to complete any filing for, or apply for, obtain or maintain, regulatory approvals under any applicable regulatory regime (including any Annual Report that the Client is required to file with the FDA), including without limitation information relating to the Manufacturing Site and Secondary Manufacturing Site, Development Report (as described in ICH guidelines), Manufacturing Services, Product or the process, methodology, raw materials and intermediates used in the manufacture, processing, or packaging of the Product, release test results, complaint test results, all investigations (in manufacturing, testing and storage), and all information required to be submitted in the CMC section of an IND or a NDA or other regulatory filings, or required or requested to be provided to any Regulatory Authority. At the Client’s request, Patheon shall provide a copy of the Annual Product Review Report to the Client at no additional cost. Any additional report requested by Client beyond the scope of what is required or recommended under cGMPs, Applicable Laws and customary FDA or other Regulatory Authority requirements shall be subject to an additional fee to be agreed upon between Patheon and the Client. In addition, Patheon shall cooperate with Client with respect to all reporting obligations relevant to the Product under Applicable Laws.

7.7	Regulatory Filings

(a)	Regulatory Authority. As between the Parties, the Client shall have the exclusive right to and sole responsibility for filing all documents with all Regulatory Authorities and taking any other actions that may be required for the receipt and/or maintenance of Regulatory Authority approval for the commercial manufacture of the Products. Patheon shall assist the Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain Regulatory Authority approval for the commercial manufacture of all Products as quickly as reasonably possible.

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(b)	Verification of Data. At least [***] prior to filing any documents with any Regulatory Authority that incorporate data generated by Patheon, the Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify the accuracy and regulatory validity of such documents as they relate to the Patheon generated data.

(c)	Verification of CMC. At least [***] prior to filing with any Regulatory Authority the CMC data related to any Marketing Authorization the Client shall provide Patheon with a copy of such portions of the CMC that incorporate data generated by Patheon and/or describe the Manufacturing Services performed by Patheon as well as all supporting documents which have been relied upon to prepare such portions of the CMC. Such disclosure shall permit Patheon to verify that the CMC accurately describes the work that Patheon has performed and the manufacturing processes that Patheon will perform pursuant to this Agreement.

(d)	Deficiencies. Within [***] of Patheon’s receipt of the documentation provided by Client pursuant to Sections 7.7(b) and 7.7(c) above, Patheon shall (i) complete its verification of such documentation, and (ii) if during such verification, acting reasonably and in good faith, Patheon determines that any of the information provided by the Client in accordance with paragraphs (b) and (c) above is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon shall promptly notify the Client (but no later than three (3) days after such determination by Patheon) in writing of such Deficiencies, which notice shall include a detailed description of such Deficiencies and Patheon’s recommendations for correcting them. The Parties shall cooperate and work together in good faith to have such Deficiencies resolved as promptly as practicable prior to any pre-approval inspection.

ARTICLE 8

TERM AND TERMINATION

8.1	Initial Term.

This Agreement shall become effective as of the Effective Date and shall continue until December 31, 2014 (the “Initial Term”), unless terminated earlier by one of the Parties in accordance herewith. This Agreement shall automatically continue after the Initial Term for successive terms of three (3) years each unless either Party gives written notice to the other Party of its intention to terminate this Agreement at least 24 months prior to the end of the then current term.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

8.2	Termination for Cause.

(a)	Either Party at its sole option may terminate this Agreement upon written notice to the other Party in circumstances where the other Party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within [***] following receipt of a written notice (the “Remediation Period”) of said breach from such Party that expressly states that it is a notice under this Section 8.2(a) and describes the nature of such breach in reasonable detail (a “Breach Notice”).

(b)	Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; or (iii) this Agreement is assigned by such other Party for the benefit of creditors; in each case that is not reversed, dismissed or withdrawn, as applicable, within [***] from the date of such declaration, filing or assignment.

(c)	Patheon may terminate this Agreement upon six months’ prior written notice, with such written notice to be given within [***] after Patheon receives written notice from Client of such assignment, if the Client assigns pursuant to Section 13.6 any of its rights under this Agreement to: (i) an assignee that, together with its affiliates at the time immediately following the assignment, (x) does not have assets sufficient to have covered Client’s purchases of Product for the [***] period immediately prior to such assignment and (y) has neither assets nor a net worth equal to or greater than the assets or net worth, as applicable, of Client as of the Effective Date; or (ii) an assignee that is a competitor of Patheon in the business of manufacturing pharmaceutical products for third parties and that does not directly or indirectly own or market pharmaceutical products in its own name.

8.3	Termination by Client.

The Client may terminate this Agreement: (i) as to any Product upon thirty (30) days’ prior written notice in the event that any governmental agency takes any action, or raises any objection, that prevents the Client from importing, exporting, purchasing or selling such Product or that is reasonably likely to have a material adverse impact on Patheon’s ability to perform hereunder; (ii) upon at least six months’ advance notice if it intends to no longer order a Product due to that Product’s discontinuance in the market; or (iii) in whole or as to any Product upon twenty-four (24) months’ prior written notice for any business reason.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

8.4	Obligations on Termination.

(a)	If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies either Party may have in the event of default by the other Party):

(i)	the Client shall, subject to Client’s right to reject such Products under Section 6.1, take delivery of and pay for all undelivered Products that are manufactured and/or packaged prior to the date of termination pursuant to a Firm Order delivered to Patheon prior to such termination at the price in effect at the time the Firm Order was placed;

(ii)	Patheon shall return to the Client all unused Active Materials (with shipping and related expenses, if any, to be borne by the Client); and

(iii)	Patheon shall reasonably cooperate with Client and assist in the transfer to Client of all legal and technical documents concerning Active Materials and Products, including master batch records, validation reports, stability reports and relevant manufacturer authorizations, existing retention samples and all such other documents and materials as may be reasonably necessary or useful for Client to source Products from other qualified third parties.

(b)	Further, if this Agreement is terminated by Patheon pursuant to Sections 8.2(a) or 8.2(b), or in the event of termination by Client pursuant to Section 8.3, then, subject to Section 3.7(c):

(i)	the Client shall purchase, at Patheon’s out-of-pocket costs (including all costs incurred by Patheon in connection with the purchase and handling of such Inventory), the Inventory applicable to the Products which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders and in accordance with this Agreement, the Specifications and Section 3.7(b) prior to notice of termination being given;

(ii)	the Client shall reimburse to Patheon the purchase price payable pursuant to Patheon’s non-cancellable orders with suppliers of Components made prior to notice of termination being given, provided such orders were made by Patheon in reliance on Firm Orders and in accordance with this Agreement, the Specifications and Section 3.7(b); and

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the Parties pursuant to Articles 1, 6 and 10-13 and Sections 3.2, 4.2, 7.3, 7.5-7.7, 8.4, 9.2-9.6 all of which survive any termination or expiration.

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ARTICLE 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each Party covenants, represents and warrants that: (i) it has the full right and authority to enter into this Agreement and to grant to the other Party the rights granted to such other Party under this Agreement, (ii) it has obtained all necessary corporate approvals to enter and execute this Agreement, and (iii) that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Client Warranties.

The Client covenants, represents and warrants that:

(a)	the Specifications for each of the Products are its or its Affiliate’s property and that the Client may lawfully disclose the Specifications to Patheon;

(b)	As of the Effective Date, Client is not aware of any actions or other legal proceedings against Client, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the Active Materials and the Components, or the sale, use or other disposition of any Product made in accordance with the Specifications;

(c)	the Specifications for all Products in the form provided by Client to Patheon conform to all Applicable Laws; and

(d)	prior to the first commercial sale of the Products in a given market, the Products, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs and Applicable Laws, have received the necessary marketing approvals from applicable Regulatory Authorities for sale and distribution in such market.

9.3	Patheon Warranties.

Patheon covenants, represents and warrants that:

(a)	It shall perform the Manufacturing Services in accordance with the Specifications, cGMPs, this Agreement, the Quality Agreement(s) and Applicable Laws;

(b)	Patheon shall obtain and maintain all necessary licenses, permits and approvals required by Applicable Laws in connection with the Manufacturing Services and supply of Product to Client, including, without limitation, permits related to the Manufacturing Site and Secondary Manufacturing Site;

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(c)	As of the Effective Date, Patheon has disclosed to Client any and all FDA Form 483’s, warning letters or similar notices relating to the Manufacturing Site or Secondary Manufacturing Site and import alerts for any other products manufactured in the Manufacturing Site or Secondary Manufacturing Site issued during the last five (5) years; and

(d)	Title to all Products sold hereunder, upon payment thereof by Client as provided herein, shall pass to Client free and clear of any security interest, lien or other encumbrance.

9.4	Debarred Persons.

Patheon covenants, represents and warrants that: (i) neither Patheon nor any of its employees have been “debarred” by the FDA, or subject to a similar sanction from another Regulatory Authority; nor have debarment proceedings against Patheon or any of its employees been commenced; and (ii) it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended by the FDA as described in 21 U.S.C. §335(a) or (b). Patheon will promptly notify Client in writing if any such debarment proceedings have commenced or if Patheon or any of its employees are debarred by the FDA or other Regulatory Authorities. Patheon further covenants, represents and warrants that it does not currently have, and will not hire, as an officer or an employee any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the FDCA.

9.5	Permits.

As between the Parties, the Client shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

9.6	No Warranty.

NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY OR WARRANTY OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

ARTICLE 10

REMEDIES AND INDEMNITIES

10.1	Consequential Damages.

Except for a breach under Article 11 or for obligations arising out of Sections 10.3 and 10.4 hereof, under no circumstances whatsoever shall either Party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for (i) any (direct or indirect) loss of profits, of anticipated savings, of business or goodwill or (ii) for any other liability, damage, costs or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of such damages.

10.2	Limitation of Liability.

(a)	Active Materials. Except as expressly set forth in Section 2.2 and Article 6 hereof, under no circumstances whatsoever shall Patheon be responsible for any loss or damage to the Active Materials. Patheon’s maximum liability for loss or damage to the Active Materials shall not exceed the Maximum Credit Value.

(b)	Maximum Liability. Except for any liability arising under Section 10.3, Patheon’s maximum liability under this Agreement for any reason whatsoever, including, without limitation, any liability arising under Article 6 hereof or resulting from a breach of its representations, warranties or other obligations under this Agreement shall not exceed in a Year, in the aggregate, the following: (i) [***] if the Annual Volume in such Year is less than [***] tablets of the Product(s); (ii) [***] if the Annual Volume in such Year is between [***] and [***] tablets of the Product(s); and, (iii) [***] if the Annual Volume in such Year exceeds [***] tablets of Product(s).

10.3	Patheon.

Subject to Sections 10.1 and 10.2, Patheon agrees to defend, indemnify and hold the Client, its Affiliates, officers, employees and agents (collectively, “Client Indemnitees”) harmless from and against any and all third party actions, causes of action, losses, damages, costs (including all reasonable legal fees), claims, demands, judgments and liabilities (collectively, “Third Party Claims”) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of:

(a)	a failure by Patheon to provide the Manufacturing Services in accordance with the Specifications, the Quality Agreement(s), cGMPs and Applicable Laws; or

(b)	any misrepresentation, negligence or willful misconduct by Patheon Indemnitees (as defined in Section 10.4 below); or

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

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(c)	any breach by Patheon of any of its obligations or warranties under this Agreement; or

(d)	any claim of infringement or alleged infringement of any Third Party Rights resulting from the performance of the Manufacturing Services hereunder, except to the extent such infringement specifically results from Patheon’s use of the Product formulation and Specifications in each case in the form provided by Client.

This indemnity shall not apply to the extent such Third Party Claims are: (x) determined to have resulted from the negligence or wilful misconduct of Client; or (y) that is subject to Client’s obligation to indemnify the Patheon Indemnities pursuant to Section 10.4 below. In the event that the Client seeks indemnification under this Section 10.3 for a Third Party Claim, the Client shall: (a) promptly notify Patheon of such Third Party Claim; (b) use commercially reasonable efforts to mitigate the effects of such Third Party Claim; (c) reasonably cooperate with Patheon in the defense of such Third Party Claim; (d) permit Patheon to control the defense and settlement of such Third Party Claim, all at Patheon’s cost and expense. Notwithstanding the foregoing, Patheon shall not enter into any settlement agreement for such Third Party Claim that attributes fault or negligence to Client or restricts the future actions or activities of the Client, without the Client’s prior written consent, with such consent not to be unreasonably withheld.

10.4	Client.

Subject to Sections 10.1 and 10.2, the Client agrees to defend, indemnify and hold Patheon, its Affiliates, officers, employees and agents (collectively, “Patheon Indemnitees”) harmless from and against any and all Third Party Claims resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of:

(a)	any misrepresentation, negligence or wilful misconduct by the Client Indemnities; or

(b)	any breach by the Client of the Client’s obligations or warranties under this Agreement; or

(c)	any claim of infringement or alleged infringement of any Third Party Rights resulting from the performance of the Manufacturing Services hereunder, to the extent such infringement specifically results from Patheon’s use of the Product formulation and Specifications in each case in the form provided by Client.

This indemnity shall not apply to the extent that such Third Party Claims are: (x) determined to have resulted from the negligence or willful misconduct of Patheon; or (y) that is subject to Patheon’s obligation to indemnify the Client Indemnitees pursuant to Section 10.3. In the event that the Patheon seeks indemnification under this Section 10.4 for a Third Party Claim,

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Patheon shall: (a) promptly notify Client of such Third Party Claim; (b) use commercially reasonable efforts to mitigate the effects of such Third Party Claim; (c) reasonably cooperate with Client in the defense of such Third Party Claim; (d) permit Client to control the defense and settlement of such Third Party Claim, all at Client’s cost and expense. Notwithstanding the foregoing, Client shall not enter into any settlement agreement for a Third-Party Claim that attributes fault or negligence to Patheon or restricts the future actions or activities of the Patheon, without Patheon’s prior written consent, with such consent not to be unreasonably withheld.

10.5	Reasonable Allocation of Risk.

The Parties acknowledge and agree that the provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the Parties respectively expect to derive from the Products.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

Patheon and Client may from time to time disclose to each other Confidential Information. “Confidential Information” means any information disclosed by one Party to the other Party that, if disclosed in tangible form, is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature or, if disclosed orally, is indicated orally to be confidential or proprietary by the Party disclosing the information at the time of the disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within forty-five (45) days after such disclosure. Notwithstanding the foregoing, Client’s Confidential Information shall include all records, documents, information, data and Inventions relating to the Active Materials, Products, or the manufacture or formulation thereof.

Notwithstanding anything herein to the contrary, TransOral may disclose Patheon Confidential Information to the extent necessary for it to exercise its rights under this Agreement and to research, develop and commercialize the Product(s), including submitting Patheon Confidential Information to Regulatory Authorities.

11.2	Confidentiality

Each Party shall hold and maintain in strict confidence all Confidential Information of the other Party. Without limiting the foregoing, neither Party shall use or disclose the Confidential Information of the other Party, except as otherwise permitted by this Agreement or as may be necessary or useful to exercise its rights or perform its obligations under this Agreement (including in the case of Client, its right to use and disclose the Patheon Confidential Information to the extent necessary for it to exercise its rights under this Agreement and to

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research, develop and commercialize the Product(s), including submitting Patheon Confidential Information to Regulatory Authorities). The foregoing obligations of confidentiality, non-use and non-disclosure shall not apply to any Confidential Information received by a Party hereunder that the receiving Party can establish by competent proof: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (d) was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party. Nothing contained in this Section 11.2 or Section 11.3 shall prevent either Party from disclosing any Confidential Information of the other Party to the extent reasonable necessary in prosecuting or defending litigation, complying with applicable governmental laws, regulations or court orders or otherwise submitting information to tax or other governmental authorities, in submissions to Regulatory Authorities, or as a part of patent applications filed on inventions in accordance with this Agreement; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information. In addition, notwithstanding the provisions of the Confidentiality Agreement, all information exchanged between the Parties after the Effective Date shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 11.

11.3	Confidential Terms

Each Party shall treat the terms of this Agreement as the Confidential Information of the other Party. Notwithstanding anything to the contrary, however, each Party may disclose the terms of this Agreement (a) to advisors, actual or potential investors, acquisition partners, licensees, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or (b) as required by securities or other applicable laws or regulations. In the event that a Party makes a disclosure of the terms of this Agreement deemed necessary under applicable federal or state securities laws or any rule or regulation of a nationally recognized securities exchange, the Party shall use good faith efforts to obtain confidential treatment for the disclosure to the extent available. The Party making such a disclosure shall provide the other Party with reasonable advance written notice of its intent to make such a disclosure and shall provide the other Party the opportunity to comment on any confidential treatment requested prior to the submission.

ARTICLE 12

DISPUTE RESOLUTION

12.1	Commercial Disputes.

In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.1(b) or a Technical Dispute), the Parties shall first try to solve it amicably. In this regard, any Party may send a notice of dispute to the other, and each Party shall appoint, within [***] from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within [***] from their appointment, or if a Party fails to appoint a representative within the [***] period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Executive Vice President, Operations (or such other officer as they may designate) of each Party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the Parties fail to reach a resolution under this Section 12.1, the dispute will be finally settled by binding arbitration in New York City, New York under the then current rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction. The Parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award punitive or exemplary damages against either Party. The costs of the arbitration, including administrative and arbitrators fees, shall be shared equally by the Parties. Each Party shall bear the cost of its own attorneys’ fees and expert witness fees. Nothing in this Section shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Section necessary to protect the interests of such Party.

12.2	Technical Dispute Resolution.

In the event of a dispute (other than disputes in relation to the matters set out in Sections 6.1(b) and 12.1) between the Parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage or other activities under this Agreement (a “Technical Dispute”), the Parties shall make all reasonable efforts to resolve the dispute by amicable negotiations. In this regard, senior representatives of each Party shall, as soon as practicable and in any event no later than [***] after a written request from either Party to the other, meet in good faith to resolve any Technical Dispute. If, despite such meeting, the Parties are unable to resolve a Technical Dispute within a reasonable time, and in any event within [***] of such written request, the Technical Dispute shall, at the request of either Party, be referred for determination to an expert in accordance with the provisions of Schedule F. In the event that the Parties cannot agree

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

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whether a dispute is a Technical Dispute, the dispute shall be considered a commercial dispute and its resolution shall be governed by the terms of Section 12.1 above. For greater certainty, the Parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement(s)) to determine whether the Products are to be released for sale or distribution.

ARTICLE 13

MISCELLANEOUS

13.1	Inventions.

(a)	Commencing on the Commencement Date and for the term of this Agreement, Client grants to Patheon, a non-exclusive, limited, paid-up, royalty-free, non-transferable license, without the right to grant sublicenses, to use that Client Developed IP (as defined below) which Patheon must use solely for purposes of performing the Manufacturing Services hereunder on behalf of Client. For clarity, the foregoing license to Patheon shall expire immediately upon the completion, expiration or termination of this Agreement.

(b)	All Intellectual Property made, generated or derived by or on behalf of Patheon, either alone or jointly with others, in the course of performing the Manufacturing Services (the “Client Developed IP”) shall be the exclusive property of Client, provided that the Client Developed IP shall not include Patheon Developed IP (as defined below). Patheon agrees to execute all applications, assignments or other instruments reasonably requested by Client, in order for Client to establish Client’s ownership of the Client Developed IP and to obtain whatever protection for the Client Developed IP, including patent and copyright rights in any and all countries, as Client shall determine. Patheon further agrees to reasonably cooperate with Client in the process of securing and enforcing Client’s rights to the Client Developed IP at Client’s request, and Client shall compensate Patheon for Patheon’s reasonable expenses incurred as a result thereof.

(c)

All Intellectual Property made, generated or derived by Patheon in the course of performing the Manufacturing Services that (i) is an improvement to Patheon Background IP (as defined below) and consists of subject matter generally applicable to manufacturing processes or formulation development of drug products or drug delivery systems, and is not specific to, or dependent upon, the Product(s) or the manufacture thereof and (ii) when used for the applications described in clause (i) above, do not reveal or disclose any Client Confidential Information (such Intellectual Property, the “Patheon Developed IP”), shall be

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the exclusive property of Patheon. Patheon hereby grants to Client, a non-exclusive, worldwide, paid-up, royalty-free, irrevocable, perpetual, transferable license, with the right to grant and authorize sublicenses, to the Patheon Developed IP for purposes of making, using, selling, offering for sale, importing and otherwise exploiting any Client product or Product Technology (as defined below).

(d)	Notwithstanding the foregoing, the Parties agree that each Party owns and possesses certain Intellectual Property that (i) was developed or acquired by such Party prior to the Effective Date of this Agreement, or (ii) is developed or acquired after the Effective Date by such Party independently outside of this Agreement (such Intellectual Property, a Party’s “Background IP”) and that, subject to this Section 13.1, neither Party acquires any rights in the Background IP of the other Party. With respect to the Client Developed IP and any process for formulating, filling, finishing, manufacturing, analyzing, testing, validating the Product(s) or otherwise relating to the Product(s) (collectively, “Product Technology”), Patheon will not, to its actual knowledge, incorporate or use therein any Intellectual Property that is covered in whole or in part by (i) any Patheon Background IP or (ii) any Intellectual Property of a third party; except in each case, as specifically discussed with and approved in writing by Client. In the event any Product Technology incorporates or requires the use of Patheon Background IP, Patheon hereby grants to Client, a non-exclusive, worldwide, paid-up, royalty-free, irrevocable, perpetual, transferable license, with the right to grant and authorize sublicenses, to such Patheon Background IP for purposes of making, using, selling, offering for sale, importing and otherwise exploiting any Client product or Product Technology.

(e)	Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on the Inventions owned by it in accordance with this Agreement.

(f)	Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions made by or under authority of such Party pursuant to the activities conducted under this Agreement.

13.2	Intellectual Property.

Subject to Section 13.1, all Client Background IP and Client Developed IP shall be owned by the Client, and all Patheon Background IP and Patheon Developed IP shall be owned by Patheon. The Client and Patheon hereby acknowledge that neither Party has, nor shall it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly set forth in this Agreement or agreed to by the Parties in writing. Each Party agrees not to use any Intellectual Property of the other Party, except as specifically authorized in this Agreement or by such other Party in writing.

13.3	Insurance.

On or prior to the Commencement Date, each Party shall maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that Party under this Agreement through the term of this Agreement and for a period of three (3) years thereafter, which insurance shall afford limits of not less than (i) [***] for each occurrence for personal injury or property damage liability; and (ii) [***] in the aggregate per annum with respect to product and completed operations liability. If requested each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide for a minimum of [***] written notice to the insured of a cancellation of, or material change in, the insurance. If a Party is unable to maintain the insurance policies required under this Agreement through no fault on the part of such Party, then such Party shall forthwith notify the other Party in writing and the Parties shall in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

13.4	Independent Contractors.

The Parties are independent contractors and this Agreement shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the Parties hereto.

13.5	No Waiver.

Any waiver of the terms and conditions of this Agreement must be explicitly in writing and signed by both Parties. Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

13.6	Assignment.

(a)	Patheon may not assign this Agreement or any of its rights or obligations hereunder (including subcontracting any such rights or obligations) except with the prior written consent of the Client, such consent not to be unreasonably withheld. Without limiting the foregoing, Patheon shall be fully responsible for any services hereunder subcontracted by Patheon.

(b)	Subject to Section 8.2(c), the Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon; provided, however, that the Client shall give prior written notice of any assignment to Patheon, any assignee shall covenant in writing with Patheon to be bound by the terms of this Agreement and the Client shall remain liable hereunder.

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

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(c)	Notwithstanding the foregoing provisions of this Section 13.6, either Party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business without the consent of the other Party, provided that such assignee executes an agreement with the non-assigning Party hereto whereby it agrees to be bound hereunder.

13.7	Force Majeure.

Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such Party’s reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within color of right (a “Force Majeure Event”). A Party claiming a right to excused performance under this Section 13.7 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the occurrence beyond its reasonable control that prevents such performance. Neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

13.8	Additional Product.

Additional products may be added to this Agreement and such additional products shall be governed by the general conditions hereof with any special terms (including, without limitation, price) governed by an addendum hereto.

13.9	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other Party by personal delivery, by telecopier or facsimile communication (receipt confirmed) or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier or facsimile number set forth below:

If to the Client:

TransOral Pharmaceuticals, Inc.

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

Attention: Dennie Dyer, VP. Operations

Telecopier No.: 510-215-3535

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If to Patheon:

Patheon Inc.

7070 Mississauga Road, Suite 350

Mississauga, Ontario L5N 7J8

Canada

Attention: President, Patheon U.S.A.

Telecopier No.: 905.812.6705

with a copy to:

Patheon Pharmaceuticals Inc.

2110 East Galbraith Road

Cincinnati, Ohio 45237-1625

Attention: Director of Legal Services

Telecopier No.: 513-948-6927

or to such other addresses or telecopier or facsimile numbers provided to the other Party in accordance with the terms of this Section 13.9. Notices or written communications made or given by personal delivery or by telecopier or facsimile shall be deemed to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States or Canadian mail, postage prepaid or upon receipt, whichever is sooner.

13.10	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

13.11	Entire Agreement.

This Agreement, together with the Schedules attached hereto and the Quality Agreement(s), constitutes the full, complete, final and integrated agreement between the Parties hereto relating to the subject matter hereof and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

subject matter hereof, including the Confidentiality Agreements. For purposes of clarity, the subject matter of this Agreement, including the Parties’ exchange of Confidential Information (as defined in Section 11.1 of this Agreement) in connection with their performance under this Agreement, shall not be governed by the terms and conditions of the Confidentiality Agreements. Any modification, amendment or supplement to this Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict between this Agreement and the Quality Agreement(s), the terms and conditions of this Agreement shall govern.

13.12	Other Terms.

The Parties agree that no terms, provisions or conditions of any purchase order or other business form or written authorization used by the Client or Patheon will have any effect on the rights, duties or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of the Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement and is signed by both Parties.

13.13	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

13.14	Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.15	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the laws of the United States applicable therein, without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. The Parties expressly agree that the UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the date first written above.

PATHEON INC

By:	/s/ Steven Liberty
Name:	Steven Liberty
Title:	Sr. Vice President, Operations, Canada

PATHEON PHARMACEUTICALS INC.

By:	/s/ Ronald R. Schallick
Name:	Ronald R. Schallick
Title:	VP USA Operations

TRANSORAL PHARMACEUTICALS, INC.

By	/s/ Glenn A. Oclassen
Name:	Glenn A. Oclassen
Title:	CEO, President, Director

By:	/s/ Thomas P. Soloway
Name:	Thomas P. Soloway
Title:	Senior Vice President and CFO

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SCHEDULE A

PRODUCT LIST AND SPECIFICATIONS

Prior to the commencement of commercial manufacturing of Product under this Agreement the Client shall provide Patheon with originally executed copies of the FDA approved Specifications. If the Specifications provided are subsequently amended, then the Client shall provide Patheon with revised and originally executed copies of such revised Specifications. Upon acceptance of the revised Specifications, Patheon shall provide the Client with a signed and dated receipt evidencing such acceptance of the revised Specifications by Patheon.

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SCHEDULE B

MINIMUM RUN QUANTITY, ANNUAL VOLUME AND FEES

[To be provided]

Product	Minimum Run Quantity	Annual Volume	Fee (per unit)

•	•	•	•

•	•	•	•

COMPONENTS LIST

[To be provided]

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SCHEDULE C

STABILITY TESTING & VALIDATION ACTIVITIES, IF APPLICABLE

Patheon and the Client shall agree in writing on any stability testing and validation activities to be performed by Patheon in connection with the Products. Such agreement shall specify the commercial and Product stability protocols applicable to the stability testing and the fees payable by the Client in connection with such testing. The content of this Schedule C will be determined as mutually agreed upon by Patheon and Client.

SCHEDULE D

ACTIVE MATERIALS

Active Materials	Supplier

Zolpidem Tartrate	Plantex USA, Inc.

•	•

ACTIVE MATERIALS CREDIT VALUE

For the purposes of the Agreement, the Parties agree that the Active Materials Credit Value shall be as follows:

PRODUCT	ACTIVE MATERIALS	ACTIVE MATERIALS CREDIT VALUE

Zolpidem Tartrate Tablets	Zolpidem Tartrate	[***]

MAXIMUM CREDIT VALUE

Patheon’s liability for Active Materials calculated in accordance with Section 2.2 of the Agreement for any Product in a Year shall not exceed, in the aggregate, the maximum credit value set forth below:

Product	Maximum Credit Value

Zolpidem Tartrate Tablets	(a) [***]; (b) [***], (c) [***].

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

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SCHEDULE E

BATCH NUMBERING AND EXPIRATION DATES

Each batch of the Product manufactured by Patheon will bear a unique batch number using the Patheon batch numbering system. This number will appear on all documents relating to the particular batch of Product.

Patheon will calculate the expiration date for the product for each batch by adding the expiration period of the Product supplied by the Client to the date of Manufacture of each batch.

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SCHEDULE F

TECHNICAL DISPUTE RESOLUTION

Technical Disputes which cannot be resolved by negotiation as provided in Section 12.2 shall be resolved in the following matter:

1. Appointment of Expert. Within 10 Business Days after a Party requests pursuant to Section 12.2 that an expert be appointed to resolve a Technical Dispute, the Parties shall jointly appoint a mutually acceptable expert with experience and expertise in the subject matter of the dispute. If the Parties are unable to so agree within such ten (10) Business Day period, or in the event of disclosure of a conflict by an expert pursuant to paragraph 2 hereof which results in the Parties not confirming the appointment of such expert, then an expert (willing to act in that capacity hereunder) shall be appointed by an experienced arbitrator on the roster of the American Arbitration Association.

2. Arbitration. The expert appointed in accordance with paragraph 1 above shall settle Technical Disputes finally by binding arbitration in New York City, New York under the then current rules of the American Arbitration Association and conducted in accordance with this Schedule F. The decision of the expert shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the expert’s decision in any court of competent jurisdiction. Notwithstanding anything to the contrary in this Schedule F, nothing in this Schedule F shall preclude either Party from seeking interim or provisional relief in the form of a temporary restraining order, preliminary injunction, or other interim relief concerning a dispute prior to or during an arbitration pursuant to this Schedule F necessary to protect the interests of such Party.

3. Conflicts of Interest. Any person appointed as an expert shall be entitled to act and continue to act as such notwithstanding that at the time of his appointment or at any time before he gives his determination, he has or may have some interest or duty which conflicts or may conflict with his appointment provided that before accepting such appointment (or as soon as practicable after he becomes aware of the conflict or potential conflict) he fully discloses any such interest or duty and the Parties shall after such disclosure have confirmed his appointment.

4. Procedure. Where an expert is appointed:

(a)	Timing. The expert shall be so appointed on condition that (i) he promptly fixes a reasonable time and place for receiving representations, submissions or information from the Parties and that he issues such authorizations to the Parties and any relevant third party for the proper conduct of his determination and any hearing and (ii) he renders his decision (with full reasons) within fifteen (15) Business Days (or such other date as the Parties and the expert may agree) after receipt of all information requested by him pursuant to paragraph 4(b) hereof.

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(b)	Disclosure of Evidence. The Parties undertake one to the other to provide to any expert all such evidence and information within their respective possession or control as the expert may reasonably consider necessary for determining the matter before him which they shall disclose promptly and in any event within five (5) Business Days of a written request from the relevant expert to do so.

(c)	Advisors. Each Party may appoint such counsel, consultants and advisors as it feels appropriate to assist the expert in his determination and so as to present their respective cases so that at all times the Parties shall co-operate and seek to narrow and limit the issues to be determined.

(d)	Appointment of New Expert. If within the time specified in paragraph 4(a) above the expert shall not have rendered a decision in accordance with his appointment, a new expert may (at the request of either Party) be appointed and the appointment of the existing expert shall thereupon cease for the purposes of determining the matter at issue between the Parties save that if the existing expert renders his decision with full reasons prior to the appointment of the new expert, then such a decision shall have effect and the proposed appointment of the new expert shall be withdrawn.

(e)	Final and Binding. The determination of the expert shall, save in the event of fraud or manifest error, be final and binding upon the Parties.

(f)	Costs. Each Party shall bear its own costs in connection with any matter referred to an expert hereunder and, in the absence of express provision in the Agreement to the contrary, the costs and expenses of the expert shall be shared equally by the Parties.

For greater certainty, the Parties agree that the release of the Products for sale or distribution pursuant to the applicable marketing approval for such Products shall not by itself indicate compliance by Patheon with its obligations in respect of the Manufacturing Services and further that nothing in this Agreement (including this Schedule F) shall remove or limit the authority of the relevant qualified person (as specified by the Quality Agreement(s)) to determine whether the Products are to be released for sale or distribution.

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SCHEDULE G

QUALITY AGREEMENT(S)

TransOral Patheon MSA (Cincinnati and Whitby) EXECUTION DRAFT

QUALITY AGREEMENT

THIS AGREEMENT made as of the • day of • October, 2006

BETWEEN:

TRANSORAL PHARMACEUTICALS, INC.,

a corporation existing under the laws of the State of Delaware,

(the “Client”)

- and -

PATHEON PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware,

Specific sites covered by this Agreement:

Patheon Pharmaceuticals Inc., 2110 East Galbraith Drive, Cincinnati, OH 45237-1625

(“Patheon”)

(Patheon and Client may be referred to individually by name or as a “Party” or collectively as the “Parties”)

BACKGROUND: Patheon and the Client entered into a manufacturing services agreement dated–October 6, 2006 (the “MSA”) under which Patheon agreed to provide Manufacturing Services involving the Product(s) described in Schedule A hereto. Under the MSA Client must provide certain Specifications to Patheon for Patheon to perform the Manufacturing Services and Patheon must operate within the Specifications. The Parties want to allocate responsibility for procedures and specifications that impact the identity, strength, quality, and purity of the Products to ensure that the Manufacturing Services and Product comply with Applicable Laws and the Specifications.

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AGREEMENT: In consideration of the rights conferred and the obligations assumed under the MSA and herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound the Parties agree as follows:

ARTICLE 1

RESPONSIBILITIES

1.1	This Quality Agreement is a required and integral part of the MSA, is intended to be read together therewith and shall be subject to the terms and conditions thereof. This Quality Agreement will be reviewed periodically, but no less than annually, by the Parties to ensure that the roles and responsibilities reflect current practice.

1.2	Patheon is responsible for all the operations that are marked with “X” in the column titled “Patheon” and the Client is responsible for all the operations that are marked with “X” in the column titled “Client”. If marked with “(X)”, the designated Party will cooperate. Patheon will not subcontract any of its duties hereunder except in accordance with, and subject to, Section 13.6(a) of the MSA.

(a)	General

		Client	Patheon
(A)	Provide Specifications.	X

(B)	Perform Manufacturing Services, including manufacturing and packaging Product(s), according to the Specifications.		X

(C)	Permit cGMP audits of all relevant premises, procedures and documentation by Client, and permit inspection by Regulatory Authorities.		X

(D)	Will not subcontract any of the work to a third party without prior written consent of Client.		X

(E)	Provide copies of Annual Product Review reports when requested by Client.		X

(F)	Provide copies of information and correspondence necessary to support the Annual Report when requested by Client.		X

(G)	Notify and obtain approval from the Client before initiating any proposed changes to the process, materials, testing, equipment or premises that may affect the Product(s). Client approval will not be unreasonably withheld.		X

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		Client	Patheon
(H)	Notify the Client within one Business Day of receipt of any FDA Form 483’s, warning letters or the like from Regulatory Authorities relating to: (i) the Product(s); (ii) the supply of Product(s) or (iii) the facilities used to produce, test or package the Product(s). Client will review and approve responses that relate directly to the Product(s) before submitting to the Regulatory Authority. Patheon reserves the right to respond to such Regulatory Authorities without approval, if, in the reasonable opinion of Patheons counsel, it is required to do so.		X

(I)	Notify the Client within one Business Day of any Regulatory Authority requests for samples, batch documentation, or other information related to the Product(s).		X

(J)	Conduct operations in compliance with all Applicable Laws, including all applicable environmental, occupational health and safety laws, and cGMP regulations.		X

(K)	Investigate all medical and non-medical product complaints related to the manufacturing of the Product(s).	X	(X)

(L)	Investigate all manufacturing Product complaints at Client’s request.		X

(M)	Notify other Party within one Business Day of receipt of information meeting NDA Field Alert criteria as defined in 21CFR314.81(b)(l).	X	X

(N)	Initiate NDA Field Alert reports.	X

(O)	Initiate and manage Product recalls.	X

(P)	Timely liaise with Regulatory Authorities for approval, maintenance and updating of marketing approval.	X

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(b)	Validation and Process Testing Activities

		Client	Patheon

1.	Establish applicable master validation plans and maintain a validation program for the Product(s).	X	X

2.	Qualify (IQ/OQ) facilities, utilities, laboratory equipment and process equipment.		X

3.	Calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product(s).		X

4.	Prepare all validation protocols and reports, for manufacturing, and packaging operations.	(X)	X

5.	Review and approve master validation plan, and validation protocols and reports for manufacturing and packaging of the Product(s).	X	X

6.	Maintain appropriate equipment cleaning procedures and cleaning validation program.		X

7.	Provide toxicological information to be used in the development of a cleaning program.	X

8.	Validate analytical test methods for finished Product(s).		X

(c)	Raw Materials

		Client	Patheon

1.	Provide the master formula including Bill of Materials.	X

(Q)	Provide approved supplier list. Client to audit and approve API suppliers and ensure cGMP compliance where Client stipulates the supplier. Client stipulated suppliers will be included on Client’s approved supplier list (attached hereto as Schedule D).	X

(R)	Client to approve Product specific excipient Component suppliers and ensure cGMP compliance where Client stipulates the supplies. Client stipulated suppliers will be included on Client’s approved supplier list (attached hereto as Schedule D).	X

(S)	Patheon to qualify and approve excipient Component suppliers and ensure cGMP compliance where Patheon stipulates the suppliers. Patheon stipulated suppliers will be included on the Patheon approved supplier list (Schedule C).		X

(T)	Provide API specifications.	X

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		Client	Patheon

(U)	Procure API (including Certificates of Analysis).	X	(X)

(V)	Provide test methods for API (if non-Compendial).	X

(W)	Validate non-Compendial testing methods for API.		X

(X)	Analyze and release API.		X

(Y)	Retain reference sample of API for one year past the expiration date of the last batch of Product(s) manufactured with that material in the Product(s) or such longer period required by Applicable Laws.		X

(Z)	Procure inactive ingredients (including Certificates of Analysis).		X

(AA)	Provide test methods and method validation for inactive ingredients (if non-Compendial).		X

(BB)	Analyze and release inactive ingredients.		X

(CC)	Retain reference samples of inactive ingredients for 3 years or such longer period as required by Applicable Laws.		X

(DD)	Maintain records and evidence on the testing of raw materials for five years after the materials were last used in the manufacture of the Product(s).		X

(EE)	At Client’s request, confirm that all bovine, caprine, or ovine derived raw materials purchased by Patheon for the manufacture of Product(s) have a BSE/TSE certificate of compliance from the raw material vendor.		X

(d)	Bulk Manufacture

		Client	Patheon

2.	Create, control, issue and execute Master Batch Record. As used herein, “Master Batch Record” means all batch-related documentation to be executed in connection with the production of a given batch of Product.		X

(FF)	Approve Master Batch Record.	X	X

(GG)	Document, investigate and resolve deviations from approved manufacturing instructions or Specifications.	(X)	X

(HH)	Notify Client of all major (Product impacting) deviations.		X

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(e)	Packaging

		Client	Patheon

1.	Provide Specifications for packaging Components.	X

2.	Review and approve labelling proofs.	X

3.	Provide artwork and labelling text (blister, carton, leaflet, label etc.) specifications.	X

4.	Create, control, issue and execute master packaging record.		X

5.	Approve master packaging record.	X	X

6.	Qualify and approve packaging Component suppliers. Client to qualify and approve packaging Component suppliers and ensure cGMP compliance where Client stipulates the supplier. Client stipulated suppliers will be included on its approved supplier list (attached hereto as Schedule D).	X

7.	Patheon to qualify and approve packaging Component suppliers and ensure cGMP compliance where Patheon stipulates the supplier. Patheon stipulated suppliers will be included on its approved supplier list (Schedule C)		X

8.	Provide test methods for packaging Components.		X

9.	Procure packaging Components.		X

10.	Analyze and release packaging Components.		X

11.	Maintain records and evidence on the testing of packaging/labelling materials for five years after the materials were last used in the packaging/labelling of the Product(s).		X

12.	Document, investigate and resolve any deviation from approved packaging instructions or specifications.		X

(f)	Testing & Release of Finished Product

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		Client	Patheon

1.	Provide finished Product Specifications.	X

2.	Supply / develop analytical test methods for finished Product.	X	(X)

3.	Test finished Product.		X

4.	Maintain all batch records (including Master Batch Record) for a minimum of one year past Product(s) expiration date and supply copies of a subset of such records as agreed upon to the Client.		X

5.	Notify Client QA of confirmed Out-Of-Specification results within one Business Day.		X

6.	Retain reference samples of finished Product for one year past Product(s) expiration date.		X

7.	Retain reserve sample of finished Product as required by Applicable Laws, including 21 CFR 211.170(b)(l).		X

(g)	Stability Testing (if required)

		Client	Patheon

1.	Provide stability testing protocol for finished Product(s).	X

2.	Store stability samples.		X

3.	Develop and validate stability indicating assay.		X

4.	Perform stability testing.		X

5.	Notify the Client of any confirmed stability failure for Product(s) supplied to the Client within one Business Day.		X

6.	Provide Client with stability data for each lot enrolled in the stability program on a quarterly basis.		X

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ARTICLE 2

COMPLIANCE BETWEEN PRODUCT REGISTRATION AND THE

MANUFACTURING PROCESS

2.1	Technical Changes

(a)	Patheon will communicate all proposed process changes to the Client for prior review and approval; the Client’s approval will not be unreasonably withheld. The Client will determine whether to initiate registration variation procedures and will maintain adequate control over the quality commitments of the marketing authorization for Product(s).

(b)	After validation of a process change and at Client’s request, Patheon will deliver a copy of the validation report and the associated stability data, if applicable, to the Client.

2.2	Labelling / Packaging Material Changes

The Client may initiate changes and will review and approve any changes proposed by Patheon to labelling or primary packaging, including a change in the supplier of any labelling or primary packaging Components, before any such change occurs.

2.3	Other Changes

Patheon will communicate any proposed changes in storage or shipping to the Client for review and approval; the Client’s approval will not be unreasonably withheld. Patheon will also inform the Client of any planned changes in facilities or equipment that in Patheon’s view may impact Product(s).

Patheon shall ensure the compliance with cGMPs of any testing laboratories that may be contracted by Patheon to perform its testing of the Product or materials used in the manufacture of the Product. The use of contract testing laboratories shall be subject to the prior written approval of Client and therefore be handled as a technical change (Sec 2.1).

2.4	Regulatory Submissions

The Client will timely obtain or maintain all regulatory approvals for the Products and the Specifications, including, without limitation, all marketing and post-marketing approvals.

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2.5	Field Alerts and Recalls

The Client will notify Patheon before filing any NDA Field Alert or initiating a Recall related to the Product(s). Patheon and the Client will work together to assure the accuracy of any NDA Field Alert report or Recall notification related to the Product(s). The Client will have final authority to initiate a Product Recall or an NDA Field Alert.

ARTICLE 3

MANUFACTURERS RELEASE

3.1	Batch review and release to the Client will be the responsibility of Patheon who shall act in accordance with Patheon’s standard operating procedures. The Client will have sole responsibility for release of the Product(s) to the market.

3.2	For each batch released by Patheon for shipment to the Client, Patheon will deliver to the Client a summary list of all deviations, and a certificate of analysis/certificate of compliance, which will include a statement that the batch has been manufactured in accordance with the Specifications, this Quality Agreement and Applicable Laws.

3.3	Patheon will notify the Client in the event of (i) any major (product impacting) deviation during manufacture which affects the quality or efficacy of the Product(s) or (ii) a confirmed out of specification (OOS) result within one (1) Business Day of such event. Patheon will provide a copy of the deviation investigation report as soon as it is available but in no case later than three (3) Business Days following such event.

ARTICLE 4

BATCH DOCUMENTATION

4.1	Patheon will retain originals of all batch documentation (including Master Batch Records) for one year past the expiry date of the applicable Product(s), or longer if required by Applicable Laws, after which Patheon will ship the documentation to the Client.

4.2	At the request of the Client, Patheon will provide a copy of any of the executed batch documents (including the Master Batch Records) relating to Product(s) to the Client within two Business Days.

4.3	The Client will be responsible for the approval of all Master Batch Records and packaging records.

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

ARTICLE 5

STABILITY

5.1	Patheon will perform such stability testing as described in a stability protocol provided by the Client and agreed to by both Patheon and the Client.

5.2	If a confirmed result indicates that a Product(s) failed to remain within stability Specifications, Patheon will notify the Client within one Business Day.

5.3	Patheon will provide stability data to the Client on an ongoing basis as agreed to by both Parties.

5.4	If the MSA is terminated, Patheon will continue to provide the Client with stability data supporting the acceptability of the Product(s) until the applicable Product(s) distributed by the Client reaches the end of its shelf life.

ARTICLE 6

VALIDATION

6.1	Client must ensure that analytical methods and manufacturing and packaging procedures for the Product(s) are validated, subject to any agreement between the Parties under which Patheon assumes such responsibilities.

6.2	Patheon is responsible for executing the approved validation protocols with the costs being borne by the Client.

ARTICLE 7

GENERAL

7.1	Any communications required under this Agreement will be directed to the person(s) identified in Schedule B.

7.2	Capitalized terms not otherwise defined herein will have the meaning specified in the MSA.

7.3	The Parties agree that, upon the request of either Party, the Parties will amend the terms of this Agreement to reflect changes in the manufacturing process and quality assurance for the Product(s) (including with respect to changes in the formulation of the Product(s)).

7.4	If any the terms of this Quality Agreement and the terms of the MSA conflict, the terms of the MSA will govern.

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

7.5	This Quality Agreement shall terminate upon the termination or expiration of the MSA. The termination of the Quality Agreement shall not relieve Patheon of its obligations under Section 5.4 above or either Party of its obligations hereunder regarding (a) customer complaints, (b) recalls, (c) Inspections by Regulatory Authorities, (d) Annual Product Review, (e) storage of Product-specific documents (including Master Batch Records) and (f) storage of reserve samples.

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

TransOral Pharmaceuticals, Inc.	Patheon Pharmaceuticals Inc.

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

SCHEDULE A

PRODUCT(S)

Product(s)	Dosage Form	Dosage (Strength)
Zolpidem Tartrate CIV	Tablet	1.75 mg
Zolpidem Tartrate CIV	Tablet	3.5 mg

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

SCHEDULE B

QUALITY CONTACTS

Primary Contacts

Client: TransOral Pharmaceuticals, Inc.	Patheon Pharmaceuticals Inc.: ■

Attention: Michael P. Cohrs, Ph.D.	Attention: ■Nick Blank

Telephone No: (510) 215-3518	Telephone No: ■(513) 948-7418

Fax No.: (510) 215-3535	Fax No.: ■(513) 948-7740

e-mail: mcohrs@transoral.com	e-mail: ■nick.blank@patheon.com

Secondary Contacts

Client: TransOral Pharmaceuticals, Inc.	Patheon Pharmaceuticals Inc.: ■

Attention: Sharon Sakai, Ph.D.	Attention: ■Chuck Venable

Telephone No: (510) 215-3515	Telephone No: ■(513) 948-7783

Fax No.: (510) 215-3535	Fax No.: ■(513) 948-4553

e-mail: ssakai@transoral.com	e-mail: ■chuck.venable@patheon.com

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

SCHEDULE C

PATHEON APPROVED SUPPLIER LIST

Material	Supplier

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

SCHEDULE D

TRANSORAL APPROVED SUPPLIER LIST

Material	Supplier

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***] Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this exhibit and have been filed separately with the Securities and Exchange Commission.

TransOral Patheon MSA (Cincinnati and Whitby)—EXECUTION DRAFT

Abbreviations and Definitions

ANDA	Abbreviated New Drug Application

API	Active Materials, as defined in the MSA)

APR	Annual Product Review as defined in 21 CFR 211.180 (e)

AR	Annual Report as defined in 21 CFR 314.81 (b)(2)

BSE	Bovine Spongiform Encephalopathy

C of A	Certificate of Analysis

C of C	Certificate of Compliance

CFR	Code of Federal Regulations

cGMP	As defined in the MSA

DEA	Drug Enforcement Administration

FDA	Food & Drug Administration

IQ	Installation Qualification

MSA	Manufacturing Services Agreement

MSDS	Material Safety Data Sheets

NDA	New Drug Application

OOS	Out of Specification

OQ	Operational Qualification

Primary Packaging Materials	A component that is or maybe in direct contact with the dosage form

TSE	Transmissible Spongiform Encephalopathy

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

SCHEDULE H

QUARTERLY ACTIVE MATERIALS INVENTORY REPORT

TO:	TRANSORAL PHARMACEUTICALS, INC.

FROM:	PATHEON INC. /PATHEON PHARMACEUTICALS INC.

RE:	Active Materials quarterly inventory report pursuant to Section 2.2(a) of the Manufacturing Services Agreement dated October 6, 2006 (the “Agreement”)

Patheon manufacturing facility[1]:	_________________

Reporting quarter:	_________________

Active Materials on hand at beginning of quarter:	_________________ kg	(A)

Active Materials on hand at end of quarter:	_________________ kg	(B)

Quantity Received during quarter:	_________________ kg	(C)

Quantity Dispensed[2] during quarter: (A + C – B)	_________________ kg

Quantity Converted during quarter:	_________________ kg
(total Active Materials in Products produced and not rejected, recalled or returned, including lab samples required by the Specifications)

Capitalized terms used in this report have the meanings given to such terms in the Agreement.

DATE: ____________

PATHEON INC./PATHEON PHARMACEUTICALS INC.

Per:

Name:

Title:

[1]	Report to be provided for each Patheon manufacturing facility manufacturing Product.

[2]

Excludes any Active Materials received or consumed in connection with technical transfer activities or development activities agreed to by the Parties in writing, including, without limitation, any regulatory, stability, validation or test batches manufactured during the month.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

SCHEDULE I

REPORT OF ANNUAL ACTIVE MATERIALS INVENTORY RECONCILIATION

AND CALCULATION OF ACTUAL ANNUAL YIELD.

TO:	TRANSORAL PHARMACEUTICALS, INC.

FROM:	PATHEON INC./PATHEON PHARMACEUTICALS INC.

RE:	Active Materials annual inventory reconciliation report and calculation of Actual Yield pursuant to Section 2.2(a) of the Manufacturing Services Agreement dated October 6, 2006 (the “Agreement”)

Patheon manufacturing facility[3]:		_________________

Reporting Year ending:		_________________

Active Materials on hand at beginning of quarter:		_________________	kg	(A)

Active Materials on hand at end of quarter:		_________________	kg	(B)

Quantity Received during Year:		_________________	kg	(C)

Quantity Dispensed[4] during Year: (A + C - B)		_________________	kg	(D)

Quantity Converted during Year:		_________________	kg	(E)
(total Active Materials in Products produced and not rejected, recalled or returned, including lab samples required by the Specifications)

Active Materials Reimbursement Value:	$	_________________	/kg	(F)

Target Yield:		_________________	%	(G)

[3]	Report to be provided for each Patheon manufacturing facility manufacturing Product.

[4]

Excludes any Active Materials received or consumed in connection with technical transfer activities or development activities, including, without limitation, any regulatory, stability, validation or test batches manufactured during the Year.

TransOral Patheon MSA (Cincinnati and Whitby) – EXECUTION DRAFT

Actual Annual Yield:	_________________________	%	(H)
(( E/D) * 100)

Shortfall:	$_________________________		(I)
(((G – 1% - H)/100) * F * D)	(if a negative number, insert zero)

Based on the foregoing reimbursement calculation Patheon will reimburse ________________________ the amount of $_______________.

Capitalized terms used in this report have the meanings given to such terms in the Agreement.

DATE: ____________

PATHEON INC./PATHEON PHARMACEUTICALS INC.

Per:
Name:
Title:

TransOral Patheon (Cincinnati and Whitby) – EXECUTION DRAFT

SCHEDULE J

[FORM OF] EXCLUSIVE COMPONENTS PURCHASING SUMMARY

Re: Manufacturing Services Agreement dated October 6, 2006 between Patheon Inc.,

Patheon Pharmaceuticals Inc., and TransOral Pharmaceuticals, Inc.

Dated:	Product:

Component #	Description	Units of Measure	Qty/ Annual	Order Qty	Order Comments	Client Order Liability	Annual Spend
Raw Materials

Printed Components

Notes:

•	Component numbers are for reference only and may change as label copy or Specifications are updated.

•	Client Order Liability amount may change as Specifications are revised or purchase cost vary, but only in accordance with Article 5 of the Agreement.

•	Packaging components that are noted as run in tandem will be reviewed and have the quantity adjusted by component with each order.

•	Consideration is given with each tandem order to balance all items to a common useage point.

•	Materials that are being ordered in excess of those required for Firm Orders as indicated in the Patheon Sales Order Register will follow the Patheon order policies.

•	Client Order Liability noted is based on the Component order and may have a level of in-house materials to cover production requirements during the receiving and release process.

•	Client Order Liability will not exceed the total purchased amount plus any normal process related inventory. Noting that all items are not on order at any particular time.

•	Significant requirement reductions for components already produced may increase inventory liability.

Dated __________________ of 200—	Approved by:

[AUTHORIZED SIGNATORY]